As filed with the Securities and Exchange Commission on November_____, 2006

                            Registration No._________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            INTERSTATE DATA USA, INC.
                            -------------------------
                 (Name of Small Business Issuer in Its Charter)


         DELAWARE                       7375                   61-1348524
(State or Other Jurisdiction      (Primary Standard         (I.R.S. Employer
     of Incorporation                 Industrial            Identification No.)
     or Organization)             Classification No.)


                           1900 West Loop South, #1850
                                Houston, TX 77027
                                 (713) 961-3324
          (Address and Telephone Number of Principal Executive Offices)

                    David E. Carter, Chief Executive Officer
                            INTERSTATE DATA USA, INC.
                           1900 West Loop South, #1850
                                Houston, TX 77027
                                 (713) 961-3324
            (Name, Address and Telephone Number of Agent for Service)

                              Vince Ebuh, Chairman
                           1900 West Loop South, #1850
                                Houston, TX 77027
                                 (713) 961-3324

                        Copies of all communications to:

                          Joseph Lambert Pittera, Esq.
                      Law Offices of Joseph Lambert Pittera
                             2214 Torrance Boulevard
                           Torrance, California 90501
                            Telephone: (310) 328-3588
                          Facsimile No. (310) 328-3063


Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.
We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting under Section 8(a), may determine.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                                   Proposed       Proposed
                                                                   Maximum         Maximum
                                                    Amount to      Offering       Aggregate      Amount of
          Title of Each Class of Securities            be         Price Per       Offering     Registration
                  to be Registered                 Registered       Share           Price           Fee
=============================================================================================================
Shares of common stock, $.001 par value              4,000,000      $5.00         $20,000,000      $2,140

Shares of common stock, $.001 par value              5,150,354      $5.00         $25,751,770      $2,755.44

=============================================================================================================
Total                                                9,150,354      $5.00         $45,751,770     $4,895.44

=============================================================================================================


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                              SUBJECT TO COMPLETION

                                   PROSPECTUS

                            INTERSTATE DATA USA, INC.

                        4,000,000 Shares of Common Stock

This is an initial public offering of 4,000,000 shares of common stock of INTERSTATE DATA USA, INC. If a minimum of shares are not sold, all monies will be promptly returned to investors without deductions or interest. The offering period will expire on _______, 2007 and it may be extended by us until ______, 2007. Arrangements have been made to place the funds of the offering in escrow.

Before the offering, there has been no public market for the common stock. Should a public market develop, the offering price of $5.00 per share may not reflect the market price of the shares after the offering. We plan to seek to list the common stock on the Over-the-Counter Bulletin Board through______________________, a market maker unrelated to the underwriter. Interstate Data USA, Inc. is deemed an underwriter of the shares of common stock they are offering. We will pay the expenses of registering all shares.

You should read this document and any prospectus supplement carefully before you invest.

Our common stock is not currently registered. Once this registration is effective, we will apply for a listing on the Over-the-Counter Bulletin Board.

                      -------------------------------------

          Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 8.

                      -------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is _______, 2006

                               PROSPECTUS SUMMARY

This summary contains what we believe is the most important information about us and the offering. You should read the entire document for a complete understanding of our business and the transactions in which we are involved. The purchase of the securities offered by this prospectus involves a high degree of risk. See the "Risk Factors" section of this prospectus for risk factors.

The Company

Business Description

The Company was organized on May 11, 1999 as Internet64.net, Inc. in the State of Kentucky and later changed its name to Interstate Data USA, Inc. On May 18, 2001 the Company was re-named Interstate Data USA, Inc. and was re-domiciled in the State of Delaware. Interstate Data USA, Inc. ("Interstate Data" or the "Company") is itself a start-up, development stage-company, and was formed for the purpose of providing online custom trip planning with detailed interstate information to travelers.

The Company's current mandate is to merge driving directions online with attractions information along a trip route. The Company has been evolving and testing its unique service for the last three years. Under the brand name of Travmatix, the Company has developed a means of using driving directions retrieved from an online provider. The directions retrieved are parsed to resolve the interstates that are traversed during a trip. This parsing involves processing the directions and looking for keywords that indicate entering and exiting interstates and also identifies when the individual exits are passed during the trip. With the exits identified, Travmatix is able to query its extensive database for the attractions at each exit. All of the information is then analyzed and prepared into a trip plan for the user.

TravMatix(TM) has the unique ability to provide consumers with personalized detailed highway exit information, integrated with driving directions. Using its proprietary TravMatch technology, TravMatix(TM) is able to provide this detailed exit information for every exit in the USA. No other Internet mapping application can make this consumer relevant claim.

Examples of TravMatix(TM) granular travel details:
o    Clean restrooms (we rate every restroom at every exit in the USA)
o Hotels: pet friendly, free breakfast, exercise room, indoor pool, and much more.
o    Restaurants: kids play land, salad bar, RV parking, buffet, and much more.
o Gas Stations: pay at the pump, convenience store, ATM, diesel, and much more.
o Rest areas: attendant on duty, baby-changing station, picnic tables, and much more.

Plus, traffic reports and fuel prices in real-time along your trip.

The exclusive TravMatch(TM) technology accurately matches the user's personal travel preferences with each exit along the way. And, the personalized exit information can be accessed via desktop, laptop, or cellular phone/PDA.

The Company's corporate Headquarters is located in Houston, Texas with Operations located in Ashland, Kentucky.

The Company benefits from talented human capital consisting of website developers, marketers, sales people, and expert industry leaders in finance, sales, and project management. As the Company moves forward, there will be continuous recruitment of staff, along with joint venture alliances that when combined will contribute added value to the Company.

                                  The Offering


Selling Shareholders

This Prospectus covers up to 4,000,000 shares of common stock which are being offered to generate funds to implement the Company's business model as per the Use of Proceeds. In addition the Company is registering an additional 5,132,613 shares of Common stock at $5.00 per share held by the Company's shareholders.

Summary Financial Information

The financial data set forth below under the captions "Results of Operations Data" and "Balance Sheet Data," as of December 31, 2005, are derived from the audited financial statements of Interstate Data USA, Inc., included elsewhere in this Prospectus, by Moore and Associates Chartered, independent public accountants. The data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis or Plan of Operation." Note that current financial condition is not indicative of future results. The financial data set forth below for the Quarter ended December 31, 2005 is audited information provided by management.


                           Results of Operations Data


                            Interstate Data USA, Inc.
                         ( A Development Stage Company)
                            Statements of Operations

                                                                                                              Since Inception
                                                                                                                May 11,1999
                                                        For the Years Ended December 31                         December 31

                                                                2005                      2004                   2005


Revenues                                               $         8,508.00        $        21,221.00        $       35,296.00
                                                       ------------------        ------------------        -----------------

Expenses:

Depreciation Expense                                             2,707.00                  2,707.00                24,189.00
Amortization Expense                                            68,735.00                 68,736.00               137,471.00
General and Administrative                                     200,015.00                342,847.00             3,435,106.00
                     Total Expenses                    $       271,457.00        $       414,290.00        $    3,596,766.00
                                                       ------------------        ------------------        -----------------
Net Loss                                               $      (262,949.00)       $      (393,069.00)       $   (3,561,470.00)
                                                       ==================        ==================        =================

Basic Loss Per Share of                                $           (0.011)      $            (0.017)
Common Stock

Weighted Average number of
Common Shares Outstanding                                      23,414,751                23,390,376

     BALANCE SHEET, LIABILITIES AND STOCKHOLDERS' EQUITY- December 31, 2005

                            Interstate Data USA, Inc.
                          (A Development Stage Company)
                                 Balance Sheets

                                                                                   December 31          December 31
                                                                                       2005                2004
                                                                                       ----                ----
                                     Assets

Cash                                                                                   9,026.00                2,168.00
                                                                               ----------------        ----------------

                       Total Current Assets                                    $       9,026.00        $       2,168.00
                                                                               ----------------        ----------------

Equipment net of accumulated depreciation                                              2,623.00                5,330.00
                                                                               ----------------        ----------------

                       Total Fixed Assets                                      $       2,623.00        $       5,330.00
                                                                               ----------------        ----------------

Web Site Development net of  accumulated amortization                                 68,736.00              137,471.00
                                                                               ----------------        ----------------

                       Total Other Assets                                      $      68,736.00        $     137,471.00
                                                                               ----------------        ----------------

                       Total Assets                                            $      80,385.00        $     144,969.00
                                                                               ================        ================

                      Liabilities and Stockholders' Equity

Current Liabilities

Accounts Payable                                                                      41,288.00               33,669.00
                                                                               ----------------        ----------------

Accrued Liabilities                                                                  292,557.00              181,490.00
                                                                               ----------------        ----------------

Notes Payable- Current-Related Parties                                                 6,900.00                6,900.00
                                                                               ----------------        ----------------
                       Total Current Liabilities                               $     340,745.00        $     222,059.00
                                                                               ----------------        ----------------

Notes Payable - Related Parties                                                      291,326.00              246,647.00
                                                                               ----------------        ----------------

Notes Payable                                                                        100,000.00              100,000.00
                                                                               ----------------        ----------------
                       Total Liabilities                                       $     732,071.00        $     568,706.00
                                                                               ----------------        ----------------

Stockholders Equity
Common Stock:  80,000,000 shares authorized of $0.001 par value

23,466,417 and 23,396,417 shares outstanding respectively                             23,467.00               23,397.00
                                                                               ----------------        ----------------

Additional Paid in Capital                                                         2,886,317.00            2,851,387.00
                                                                               ----------------        ----------------
Perferred Stock: 20,000,000 shares authorized no shares have
been issued                                                                                -                       -

Deficit accumulated during the development stage                                  (3,561,470.00)          (3,298,521.00)
                                                                               ----------------        ----------------

                       Total Stockholders Equity ( Deficit )                   $    (651,686.00)       $    (423,737.00)
                                                                               ----------------        ----------------

Total Liabilities and Stockholders Equity                                      $      80,385.00        $     144,969.00
                                                                               ================        ================

                           FORWARD LOOKING STATEMENTS

 The discussion in this Prospectus regarding our business and operations includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and may involve known and unknown risks and uncertainties and other factors that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding our business. The risks included should not be assumed to be the only things that could affect future performance.

                                  RISK FACTORS

The Shares are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Accordingly, prospective investors should carefully consider, along with other matters referred to in this document, the following risk factors in evaluating us and our business before purchasing any Shares. This Prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus.

You should carefully consider the risks described below before making an investment decision. Please also note that there are other risks and uncertainties not presently known to us or that we currently deem immaterial. If any of the following or such other risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks Related To Our Business:

We Have a Limited Operating History in Which to Evaluate Our Business.

The Company has only been in business since May 11, 1999. We have realized no revenue from operations since the Company's inception. We cannot estimate when the Company might attain profitability and there are no assurances that we can sustain profitable operations once, and if, achieved in future periods. There are no assurances that we will generate sufficient revenues to become profitable during fiscal 2006 and beyond. If our operations were not to become profitable, our liquidity in future periods would be adversely affected.

Our Future Financial Performance Is Not Guaranteed Since It Is Based On Certain Assumptions Which Can Change.

Although we believe that the Company is first within its market, we cannot guarantee that our estimate of growth is accurate. We have used estimated growth rates in our financial projections, to date, as a basis for estimating future revenues, gross margin dollars and operating income dollars. Technology developments worldwide, economic and political conditions and changing consumer-buying behavior may impact these estimates in a positive or negative way. Therefore, our estimated financial performance, which has been based on such assumptions, cannot be assured.

Our Products Are Presently Superior to Our Competition's Products But New Competitors May Emerge To Change Our Superiority Advantage.

Although we believe that the Company is first within its market, we cannot guarantee that new competitors will not emerge that have greater market share, greater resources, revenue and earnings. We believe that our products are superior to those of our existing or potential competition. Although, there is no indication that the competitive environment will change dramatically, there is also no assurance that our products will actually be superior to our competition due to the risk of new competitors releasing new products or improving their current products. All of our competitors, in the internet travel sector, by and large, have more financial resources and broader market penetration that the Company expects to achieve in the intermediate term.

Achieving Our Financial Goals May Be Difficult Unless We Execute Our Business Plan, Manage Our Research and Development Process and Coordinate Outsourcing of Our Manufacturing.

The achievement of our financial goals for the business will largely depend on our execution of our business plan, managing our research and development process and successfully "outsourcing" our manufacturing processes. There is no assurance that we will be able to execute our business plan, manage our research and development process and coordinate outsourcing of our manufacturing.

We Have a Limited Operating History in Which to Evaluate Our Business.

The Company has only been in business since May 11, 1999 and incorporated since May 11, 1999. It has a limited development history and, notwithstanding some limited funds raised, generally limited assets. The Company's financial resources are significantly less than those of other companies that can develop products similar to ours.

Any inability to adequately retain or protect our employees, customer relationships and proprietary intellectual property could harm our ability to compete.

Our future success and ability to compete depends in part upon our employees, customer relationships, proprietary intellectual property, which we attempt to protect with a combination of secrecy and registration, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from soliciting our employees or customers or infringing upon or misappropriating our intellectual property. Our employees, customer relationships and intellectual property may not be adequate to provide us with a competitive advantage.

The departure of certain key personnel could harm the financial condition of the Company.

David Carter, Vince Ebuh, Randy Carpenter, Duane James and Lyle Hawkins are intimately involved in our business and have day to day relationships with critical customers, as well as direct involvement in development of the Company's technology. The Company is not able to afford additional staff to supplement these key personnel. Competition for highly skilled business, product development, technical and other personnel is intense, and there can be no assurance that we will be successful in recruiting new personnel or in retaining our existing personnel. A failure on our part to retain the services of these key personnel could have a material adverse effect on our operating results and financial condition. We do not maintain key man life insurance on any of our employees.

We Face Numerous Potential Competitors.

We have many potential competitors with comparable characteristics and capabilities that compete for the same group of customers. Our competitors are competent and experienced and are continuously working to take projects away from us. Some of our competitors have greater financial, technical, marketing and other resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the development, sales and marketing of their products and services than are available to us.


We may need to raise additional capital in order to continue to implement our business plan.

The Company's growth strategy has two parts. The first part includes expanding its internet business by negotiating long term contracts for multiple revenue streams at costs that our competition is unable to match. The second part of the Company's business strategy involves expanding the market of the Company's customer base through more aggressive sales and marketing. Should the raising of additional capital prove unsuccessful the Company may be unable to raise sufficient funds on its own to implement our strategy or that our strategy will be successful. Our failure to secure necessary financing may have a material adverse effect on our financial condition and results of operation

We may not be able to raise Capital on Terms Acceptable to Us.

We require additional funding to complete our growth strategy. Such funding may be difficult or impossible to acquire. Even if such funding is acquired, the terms may cause dilution to the current shareholders or impose a heavy financial burden on the Company. We cannot guarantee that we will be successful in obtaining capital upon terms acceptable to us, if at all.

We May Not Be Able to Protect Our Intellectual Property Rights, and We May be Found to Infringe On the Property Rights of Others. Limited Intellectual Property Protection.

We rely and will rely on a combination of patent, trademark, trade secret, copyright laws and contractual restrictions to protect our intellectual property. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain and use information that we regard as proprietary, such as our technology, our content and our trademarks.

Litigation or proceedings before the United States Patent and Trademark Office may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources, and could seriously harm our business and operating results.

Third parties may also claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly involved in infringement claims as the number of competitors in our industry segment grows. Any claim, whether meritorious or not, could be time consuming, result in costly litigation, cause service and technology upgrade delays or require us to enter into licensing agreements. Such licensing agreements might not be available on terms acceptable to us or at all.

There is a limited market for our common stock.

Our common stock is expected to be traded in the Over-the-Counter Bulletin Board market, and this may cause delays in the timing of transactions and reductions in the number and quality of securities analysts' reporting on us and the extent of our coverage in the media. Trading in our common stock may be sporadic, and at present, there is a limited market for it. There can be no assurance that a strong market will develop. Even if such a market does develop, it may not be sustained. As a result, you may find it difficult to dispose of shares of our common stock and you may suffer a loss of all or a substantial portion of your investment in our common stock.

Future sales of our common stock by existing shareholders under Rule 144 could decrease the trading price of our common stock.

As of November 20, 2006, there was a total of 12,518,768 common shares outstanding of which a total of 7,968,413 shares of our outstanding common stock were "restricted securities" and could be sold in the public markets only in compliance with Rule 144 adopted under the Securities Act of 1933 or other applicable exemptions from registration. Rule 144 provides that a person holding restricted securities for a period of one year may thereafter sell, in brokerage transactions, an amount not exceeding in any three-month period the greater of either (i) 1% of the issuer's outstanding common stock or (ii) the average weekly trading volume in the securities during a period of four calendar weeks immediately preceding the sale. Persons who are not affiliated with the issuer and who have held their restricted securities for at least two years are not subject to the volume limitation. Possible or actual sales of our common stock by present shareholders under Rule 144 could have a depressive effect on the price of our common stock. The 7,968,413 number of shares reflects a 2-for-1 reverse stock split authorized by the Board March 24, 2006 and executed October 24, 2006.


We have no plans to pay dividends.

Payment of dividends on the shares of our common stock is within the discretion of our Board of Directors and will depend upon our future earnings, our capital requirements, our financial condition and other relevant factors. We have no plan to declare any dividends in the foreseeable future.


The interests of our controlling stockholders could conflict with those of our other stockholders.

Our directors and executive officers, together with our other principal stockholders, own or control approximately 65.13% of our voting securities, after the offering. These stockholders are able to influence the outcome of stockholder votes, including votes concerning: the election of directors; amendments to our articles of incorporation and by-laws; and the approval of significant corporate transactions like merger(s) or sale of our assets. This controlling influence could have the effect of delaying or preventing a change in control, even if many of our stockholders believe it would be in their best interest.

Our common stock is subject to "penny stock" rules.

Our common stock is classified as a penny stock by the Securities and Exchange Commission. At least for the foreseeable future, our common stock will continue to be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934. Rule 15g-2 under the Exchange Act requires broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain from these investors a manually signed and dated written acknowledgement of receipt of the document before effecting a transaction in a penny stock for the investor's account. Compliance with these requirements may make it more difficult for holders of our free-trading common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock. Penny stocks are stocks:


       (i)    with a price of less than $5.00 per share; or

       (ii)   that are not traded on NASDAQ or a national securities exchange;

       (iii) are issued by companies with net tangible assets of less than: (A) $2.0 million (if the issuer has been in continuous operation for at least three years); or (B) $5.0 million (if in continuous operation for less than three years); or

       (iv) which have average revenue of less than $6.0 million for the last three years.


Forward Looking Assessments Prepared by Our Current Management.

Our ability to accomplish our objectives, and whether or not we will be financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are in the discretion and control of management and others are beyond management's control. The assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained herein are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level. Prospective purchasers of our common stock should have this prospectus document reviewed by their personal investment advisors, legal counsel and/or accountants to properly evaluate the risks and contingencies purchasing and investing in our common stock.

                                 CAPITALIZATION

The following table sets forth our Balance Sheet, Stockholder Equity and Liabilities as of December 31, 2005. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                               Common Stock
                                         ------------------------    Paid in        Accumulated          Total
                                           Shares       Amount       Capital          Deficit            Equity
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 1998

Issuance of shares to founders           14,944,964   $ 14,945.00      81,555.00                      $     96,500.00

Net Loss                                              $         -              -      (126,070.00)         126,070.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 1999               14,944,964   $ 14,945.00 $    81,555.00   $  (126,070.00)    $    (29,570.00)

Sales of Shares                           3,055,036      3,055.00     780,445.00                      $    783,500.00

Net Loss                                                                       -      (775,514.00)    $   (775,514.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 2000               18,000,000   $ 18,000.00 $   862,000.00   $  (901,584.00)    $    (21,584.00)

Sales of Stock                            4,042,799      4,043.00   1,473,917.00                      $  1,477,960.00

Net Loss                                                                            (1,125,555.00)    $ (1,125,555.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 2001               22,042,799   $ 22,043.00 $ 2,335,917.00   $(2,027,139.00)    $    330,821.00

Sale of Shares                              317,460        317.00     121,783.00                      $    122,100.00

Net Loss                                                                              (528,710.00)    $   (528,710.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 2002               22,360,259   $ 22,360.00 $ 2,457,700.00   $(2,555,849.00)    $    (75,789.00)

Sales of Shares                             974,658        975.00     367,749.00                      $    368,724.00
Stock Issued for Services                     9,000          9.00       3,491.00                      $      3,500.00
Net (Loss)                                                      -              -      (349,603.00)    $   (349,603.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 2003               23,343,917   $ 23,344.00 $ 2,828,940.00   $(2,905,452.00)    $    (53,168.00)

Sale of Shares                               52,500         53.00      22,447.00                      $     22,500.00

Net (Loss)                                                      -              -      (393,069.00)    $   (393,069.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 2004               23,396,417   $ 23,397.00 $ 2,851,387.00   $(3,298,521.00)    $   (423,737.00)

Sale of Shares                               50,000         50.00      24,950.00                      $     25,000.00
Stock Issued for Services                    20,000         20.00       9,980.00                      $     10,000.00

Net (Loss)                                                                            (262,949.00)    $   (262,949.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 2005               23,466,417   $ 23,467.00 $ 2,886,317.00   $(3,561,470.00)    $   (651,686.00)
                                         ==========   =========== ==============   ==============     ===============

        The Accompanying notes are an integral part of these statements.

                                                                       Year                      Year                 11-May-99
                                                                       Ended                     Ended               (Inception)
                                                                    December 31               December 31           to December 31
                                                                       2005                      2004                   2005
                                                                   -------------            --------------         ---------------
Operating Activities

                      Net Loss                                     $ (262,949.00)           $  (393,069.00)        $ (3,561,470.00)

                      Depreciation                                      2,707.00                  2,707.00               10,909.00
                      Amortization                                     68,735.00                 68,736.00              137,471.00
                      Stock for Services                               10,000.00                                         10,000.00
                      Increase (Decrease) in Accrued Liabilities      111,066.00                128,163.00              292,557.00
                      Increase (Decrease) in Accounts Payable           7,619.00                 (5,607.00)              41,288.00
                                                                   -------------            --------------         ---------------

Net cash provided by operating activities                             (62,822.00)              (199,070.00)          (3,069,245.00)

Investing Activities

                      Web Site Development                                                                             (206,207.00)
                      Equipment                                                                                         (13,532.00)
                                                                                                                   ---------------

Net Cash Provided by Investing Activities                                      -                         -             (219,739.00)

Financing Activities
                      Proceeds from Notes Payable                      54,424.00                202,531.00              580,157.00
                      Payments on long-term obligations                (9,744.00)               (43,643.00)            (181,931.00)
                      Proceeds from Sale of Common Stock               25,000.00                 22,500.00            2,899,784.00
                                                                   -------------            --------------         ---------------
Net cash provided by financing                                         69,680.00                181,388.00            3,298,010.00

Net cash increase (decrease)                                            6,858.00                (17,682.00)               9,026.00
Cash, Beginning of Period                                               2,168.00                 19,850.00                       -
                                                                   -------------            --------------         ---------------
Cash, End of Period                                                $    9,026.00            $     2,168.00         $      9,026.00
                                                                   =============            ==============         ===============
Supplemental Interest Paid                                             12,264.00                  5,513.00               18,904.00

               Income Taxes Paid                                   $           -            $            -         $             -



        The Accompanying notes are an integral part of these statements.

                                 USE OF PROCEEDS

This prospectus relates to the registration and sale of 4,000,000 shares of our common stock which may be sold from time to time by the purchasing shareholders. The Company will receive part of the proceeds of the sale of common stock by the purchasing shareholders broken down in the table listed below.

Use of Proceeds:

$2.0 million               Repayment of outstanding debt
$2.0 million               Equipment
$8.0 million               Marketing
$2.0 million               Technology development
$6.0 million               Strategic acquisition opportunities

$20,000,000 Total

     Based on currently proposed plans and assumptions relating to the implementation of its business plans, we believe that the proceeds from the sale of the offering, will be sufficient to satisfy our contemplated cash requirements for at least 12 months following the consummation of such offering. In the event that our plans and assumptions change or prove to be inaccurate or if the proceeds of the offering otherwise prove to be insufficient to implement our business plan, we may find it necessary or desirable to reallocate a portion of the proceeds within the above described categories, use proceeds for other purposes, seek additional financing or curtail our operations. There can be no assurance that any additional financing will be available to us on acceptable terms, or at all.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDERS MATTERS

As of October 18, 2006, our common stock shares were held by 184 shareholders of record, including those holders of record through depository accounts. The transfer agent of our common stock is Liberty Transfer Company, 274B New York Avenue, Huntington, New York 11743, telephone (631) 385-1616.

                                 DIVIDEND POLICY

Holders of our common stock are entitled to cash dividends when, and as may be declared by the board of directors. We do not intend to pay any dividends in the foreseeable future and investors should not rely on an investment in our common stock if they require dividend income. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our board of directors and will be based upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. There can be no assurance that cash dividends of any kind will ever be paid.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

On May 11, 1999, Interstate Data USA, Inc. ("Company"), was formed in the State of Kentucky as Internet64.net, Inc. then later renamed Interstate Data USA, Inc. The Company was re-domiciled under the laws of the State of Delaware on May 18, 2001. The Company was formed to engage in the development, and marketing of its innovative data services in the travel sector.

As of December 31, 2005 the Company had total assets of $80,385.00, comprising $9,026.00 of total current assets, $2,623.00 in equipment net of accumulated depreciation, and $68,736.00 for web site development net of accumulated amortization in real estate, liabilities of $732,071.00 comprising $41,288.00 in accounts payable, $292,557.00 in accrued liabilities, $6,900.00 in notes payable to current related parties for Total Current Liabilities of $340,745.00 in addition to notes payable to related parties of $291,326.00 and $100,000.00 in notes payable, with stockholder equity consisting of $23,467.00 and additional paid in capital of $2,886,317.00, an accumulated deficit of $3,561,470.00 during the development stage, for total stockholder's equity of $(651,686.00) and thus total assets of $80,385.00.

At the end of the second quarter of 2006, the Company had not realized any revenue whatsoever from sales.

The following should be read in conjunction with our Consolidated Financial Statements and the related notes included elsewhere in this Prospectus.

Forward-Looking Statements and Associated Risks

Except for historical information contained herein, the matters discussed in this report are forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on our expectation and are subject to a number of risks and uncertainties, including but not limited to factors discussed elsewhere in this prospectus and in other documents filed by us with the Securities and Exchange Commission from time to time. Many of these factors are beyond our control. Actual results could differ materially from the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will, in fact, occur.

Critical Accounting Policies

General

Our discussion and analysis of our financial condition and our plan of operation and the results of our operations are based upon our financial statements and the data used to prepare them. The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States. On an ongoing basis we endeavor and plan to re-evaluate our judgments and estimates including those related to product variables, overhead costs, inventories, long-lived assets, income taxes and contingencies. We base our estimates and judgments on our brief historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates under different assumptions and conditions.

Results of Operations

The following table sets forth the Statement of Operations from the period from Inception (May 11, 1999) to December 31, 2005.

                            Interstate Data USA, Inc.
                         ( A Development Stage Company)
                            Statements of Operations

                                                                                                              Since Inception
                                                                                                                May 11,1999
                                                        For the Years Ended December 31                         December 31

                                                                   2005                       2004                  2005
Revenues                                                $         8,508.00        $        21,221.00        $       35,296.00
                                                        ------------------        ------------------        -----------------
Expenses:

Depreciation Expense                                              2,707.00                  2,707.00                24,189.00
Amortization Expense                                             68,735.00                 68,736.00               137,471.00
General and Administrative                                      200,015.00                342,847.00             3,435,106.00
                     Total Expenses                     $       271,457.00        $       414,290.00        $    3,596,766.00
                                                        ------------------        ------------------        -----------------


Net Loss                                                $      (262,949.00)       $      (393,069.00)       $   (3,561,470.00)
                                                        ==================        ==================        =================

Basic Loss Per Share of                                 $           (0.011)       $           (0.017)
Common Stock


Weighted Average number of
Common Shares Outstanding                                       23,414,751               23,390,376



The Company has incurred a net loss since inception through December 31, 2005 of $3,561,470.00. These losses will hopefully have resulted in net operating loss carry-forwards when we begin to achieve and then sustain revenues from sales. The Company recorded its losses without recording them as deferred income tax assets, offsets against future tax liability, since future utilization of these losses is subject to the Company's ability to generate taxable income. There was no taxable income to speak of from the Company's inception on May 11, 1999 through December 31, 2005 since the Company did not generate any sales revenue.

Liquidity and Capital Resources

The Company at December 31, 2005 had paid-in capital of $2,886,317.00 which came from the sale of shares in the Company and other paid in capital. The paid-in capital was used for startup costs of the Company. Since inception, the Company has funded its development stage activity through paid-in capital.

Recent Auditing Pronouncements

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure ("SFAS 148"), which amended SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, this statement amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the chosen method on reporting results.

With the exception of SFAS No. 148, the Company does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The Company has had no change of, nor disagreement with, its accountants since inception.

                                    BUSINESS
General

Special Cautionary Notice Regarding Forward-Looking Statements

Various matters discussed in this document and in documents incorporated by reference herein, including matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," may constitute forward-looking statements for purposes of the Securities Act and the Securities Exchange Act. These forward-looking statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Eye Span Entertainment Network, Inc. (the "Company") to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and other similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements.

Background

Interstate Data USA, Inc., (the "Company") was organized under the laws of the State of Kentucky on May 5, 1999. On May 18, 2001 the Company changed its name to Interstate Data USA, Inc. and was re-domiciled in the State of Delaware. The Company was formed to engage in the development and marketing of travel related internet services.

                                Executive Summary
                                -----------------

Interstate Data has identified a unique and unmet need within the rapidly growing and very profitable consumer travel market. Their product, TravMatix(TM) provides the automobile traveler with customized detailed highway exit information in a friendly web based format available via web site or mobile cellular phone.


     Market Size
o Over 101.3 Million travelers actively use the Internet to plan their travel activities.
o    85 Million+ unique visitors search for driving directions each month.
o Utilizing the Internet for driving directions is the #1 activity for online travelers.
o    Online map site activity has increased 20% from 2005 to 2006.
o    217 Million cellular subscribers


     Market Need - Consumer Research
Highlights of 2005-consumer research commissioned by TravMatix(TM):
o Exit information ranks #1 in consumer importance, ahead of weather and traffic.
o Consumers would use Internet travel sites more if they had personlized exit information.
o Exit information is important to all Internet travel users, regardless of the travel site most frequently used.


     TravMatix(TM) - Meeting an Unmet Need
TravMatix(TM) has the unique ability to provide consumers with personalized detailed highway exit information, integrated with driving directions. Using its proprietary TravMatch technology, TravMatix(TM) is able to provide this detailed exit information for every exit in the USA. No other Internet mapping application can make this consumer relevant claim.

Examples of TravMatix(TM) granular travel details:
o    Clean restrooms (we rate every restroom at every exit in the USA)
o Hotels: pet friendly, free breakfast, exercise room, indoor pool, and much more.
o    Restaurants: kids play land, salad bar, RV parking, buffet, and much more.
o Gas Stations: pay at the pump, convenience store, ATM, diesel, and much more.
o Rest areas: attendant on duty, baby-changing station, picnic tables, and much more.

Plus, traffic reports and fuel prices in real-time along your trip.

The exclusive TravMatch(TM) technology accurately matches the user's personal travel preferences with each exit along the way. And, the personalized exit information can be accessed via desktop, laptop, or cellular phone/PDA.

Competition
Composed primarily of Map Quest (45%), Google Maps (20%), and Yahoo! Maps (19%). None provide detailed highway exit information.

Patents
Patent pending actions on TravMatch(TM), TravMatchGPS(TM), and HotelMatch(TM).

Five-Year Strategy
TravMatix(TM) plans to implement an advertising based business model that will capture 21% market share of the rapidly growing consumer mapping segment.


Strategic Alliances
o    Mobile Gates LLC (Verizon and Sprint/Nextel)
o    Hotels.com

Multiple Income Streams
Six revenue streams are generated for each and every trip plan: 1) icon listing,
2) bold identity listing, 3) non-exit listing, 4) hotel reservations, 5) banner ads, and 6) Google AdSense

o    Year 5: $308,000,000 revenue; 77% operating profit

                                Product Overview

Since the birth of the automobile, adults of all ages have enjoyed the freedom of the open road. With each passing year, automobiles have become more powerful and reliable resulting in trips of greater and greater distances. Today, there are over 1 billion person trips each year. And, as the American traveler travels these miles, they are looking for more conveniences and preferences along the way. Even with the birth of electronic navigation systems-replacing many conventional maps-travelers are still forced to select, highlight, and contact each facility along their route to uncover the information he/she needs. Or, worse yet, travelers are required to refer to the stagnant and often dated billboards for information between point A (origin) and point B (destination).

History
The TravMatix(TM) service has been evolving and testing its unique service for three years. During this time, it has evaluated (tested) a subscription service ($19.95 year), fuel service, and custom trip planning programs. To adapt to the changing Internet landscape from fee based to advertising based, TravMatix(TM) has shifted its focus from a fee based model to an advertising model and expanded its service to include point A (origin) to point B (destination) information to complement its unique highway exit information.

TravMatch Process
TravMatix(TM) possesses the unique ability to merge driving directions with attractions information along a trip route. This is accomplished using information about each interstate such as the first and last mile markers within a state. TravMatix(TM) is able to query its extensive database for the attractions at each exit using its unique TravMatch process. All of this information is then analyzed and prepared into a trip plan for the user. The integrated TravMatch technology pinpoints exits along the trip where attractions match the user's preferences. This process can be summarized in three phases: data collection and validation, data match with request, and output.

Unique Proposition
There is no other mapping service available today that offers the rich highway exit information that is offered by TravMatix(TM). Traditional static maps offered by MapQuest, Google Maps, Yahoo! Maps, and others provide only Point A to Point B destination information. TravMatix(TM), however, allows its users to view information about each and every highway exit along their route. There's no more guessing about what's ahead. And, what's more, the TravMatix(TM) user can customize their trip plan to meet their specific need(s). If you're looking for a hotel that has an exercise room, ATM, continental breakfast, and allows pets...well, look no further than TravMatix(TM). It will identify all such hotels along your entire trip. Plus, with TravMatix(TM) your custom exit information can be downloaded to your cellular phone or PDA for maximum portability. Relax with TravMatix(TM), it's the way highway travel should be!

Revenue Proposition
There are thousands of businesses located along America's highways that watch millions of dollars drive by each year. Drive by without spending a single cent. From the opposite perspective, there are millions of highway travelers who drive unsuspectingly by their favorite restaurant or hotel. Both audiences are left unfulfilled, because there has been no way to identify areas of interest at each highway exit.

Consider, traveling from Atlanta, Georgia to Orlando, Florida. During this trip you will pass 545 restaurants, 360 gas stations, and 300 hotels. Using current mapping services, like the market share leader MapQuest, you would never know they were there. At least not on your map. And, there would be no-way to identify these 1,205 businesses to their appropriate highway exit.

The current mapping (driving directions) programs have left an information gap that is business lost. An information gap that is now being filled by the patent pending TravMatix(TM).

Businesses located along the highway realize that dollars are literally passing them by, which is why the unique TravMatix(TM) process will be so appealing. It is their way to capture the attention of the millions of travelers that would otherwise pass them by.

Those millions of consumers, who use America's highways, will look to their TravMatix(TM) trip plan from their computer or cellular phone to find their chosen areas of interest. They'll be able to travel with peace of mind, knowing what's ahead.

                                  Market Audit

Two key segments of our industry are domestic travel (auto) and Internet usage. Therefore, the market audit has been segmented along these two dimensions.

Domestic Travel
Domestic travel continues to be a core activity across America by keeping pace with population growth of 7%; from 1993 to 2004. The travel that we are referencing is defined as a person traveling 50 miles (one way) or more away from home and/or overnight. And, during these trips, the majority (76%) is spending one or more nights away from home.

The vast majority of these trips are leisure (82%) vs. business (12%) vs. combined business with pleasure (6%). And, the primary mode of transportation is the auto/truck/RV (78%), followed by the airplane (16%), bus/motorcoach (2%) and rental car (primary mode) (3%).

A closer look at the leisure traveler illustrates that the trips are evenly divided among solo traveler (31%), adults only (37%), and adults with kids (32%).

Domestic travel during the summer months of June through August, account for one-third of all travel. The next stronger quarter is the fall months of October through December; accounting for 26%.

During the domestic trips, the majority of travelers stay in a hotel/motel (55%), private home (39%), or some other type of facility (16%). And, the average time spent in a hotel or motel is 3.2 nights.

Weekend Travel
Weekend travel is a popular segment of consumer travel, capturing half (50%) of all adult travel.

Weekend travelers have their sights set on a wide range of destinations. Planning for their weekend excursion is an important part of the travel with 58% planning their activities more than two weeks out.

Pet Travel
Pets, particularly dogs, are an important part of the American landscape. And, for many, pets are undeniably considered a part of the family. In fact, there are approximately 68,000,000 owned dogs in the US. Forty percent (40%) of the US households (H/H) own at least one dog. And, approximately two-thirds of the dog owners, own one dog for an average of 1.7 dogs per owner.

Approximately 14% of all US adults (29 million) have traveled with a pet within the last three years. The most common to take along is a dog (78%) or cat (15%).

While there are a variety of hotels (approximately 50%) that welcome travelers with pets, finding detailed information is more difficult. For example, many hotels offer only a few rooms to persons traveling with pets. While other hotels/motels may have restrictions on type and size of pets allowed. So with limited information, calling ahead becomes a required nuisance. (This is a great problem solving opportunity for TravMatix(TM).)

Web sites such as Travel Dog (www.traveldog.com) and Dog Friendly
(www.dogfriendly.com) have already begun to target the traveling dog owner-offering pet friendly lodging, "barking boards", "wag" newsletter, etc. Memberships are $4.95 for one month or $14.95 for one year. The acceptance of the end-user to pay a few is an indication of their strong desire for pet specific information.

Fuel Impact
While rising gas prices affect the consumer travel plans, they don't stop their traveling activities. According to a recent Wall Street Journal Online/Harris Interactive poll, 40% of Americans vacationing this summer (2006) say gas prices have had an impact on their travel plans, but only 18% say they are traveling a shorter distance than they normally would have.

Even with gas prices in some areas at an all time high, people continue to travel. According to a AAA national survey, indications of a recovering economy, including strong employment reports have spurred travel despite gas prices.

Currently, TravMatix(TM)(TM) and MSN Map Point both provide the traveler with fuel price information. However, only TravMatix(TM) will offer fuel price information for every exit along the way in real-time.

Internet Usage
A key link to access of the TravMatix(TM) exit data is access to the Internet. Thus, it is relevant to understand Internet usage patterns.

Internet usage among adults, according to various sources, ranges from 54% to 69%. Regardless of the exact number, it is seems that Internet usage- under current conditions- has reached the mature stage of its product life cycle with each data source indicating a "leveling off" of adult Internet users after 2001. Adult usage (penetration) has grown from 30 million adult users (or 16% usage) in 1996 to 120 million adult users (or 56% usage) in 2005.

A key factor to the growth of the Internet is the ownership of a computer. The US Census Bureau estimates that 62% of all households contain a computer. Also, according to the US Census Bureau, 89% of the households who own a computer have access to the Internet. Thus, there is a 1:89 ratio between computer ownership and Internet usage. In households, which have a computer, Internet usage has rapidly become so common as to make computer availability and Internet access nearly synonymous. Thus, one could preliminarily conclude that as prices of computers (and Internet services) continue to decline, household computer representation and Internet usage should rise.

Online (Internet) Travel
As we continue up the access continuum to TravMatix(TM), we move from Internet access to consumers who have traveled 50+ miles one-way during the past year and have access to the Internet. These are the consumers that have the means and desire to use the Internet for travel planning purposes.

According to the Travel Industry of American (TIA- 2005 data), there are 151.8 million adult travelers. Among this group 101.3 million (or 67%) are also Internet users.

Online Travel Planners
And, with our final step up the continuum to TravMatix(TM), we find over three-quarters of Online Travelers have used the Internet to plan their trip. These activities commonly consist of: obtaining driving directions, getting info on travel products, travel services, destinations and/or checking prices and schedules.

There are numerous sites for online travel planning. Yet, from 2004 to 2005 only two experienced a positive change- Search Engines and Travel Guides/ Newspaper/ Community Site.

Maps & Driving Directions-Lead the Way
Searching for maps/driving directions continues to be the most popular travel planning activity (51%). This is followed by searching for airfares /schedules (49%), places to stay (48%), and things to do (36%).

Internet Site Loyalty
The ease of freely maneuvering through the web via the Internet doesn't inspire site loyalty. In fact, travelers use numerous travel sites to shop for deals, promotions, and bargains; shopping 2.5 travel vendors on the average.

This limited loyalty is driven in great part to price sensitivity, competitive retail prices, and the willingness of consumers to shop around. In essence, there are little to no switching barriers- loyalty programs, membership programs, etc.- to stabilize the category.

Consider, during a three month period, 46% of Expedia visitors also went to Travelocity and 44% went to Orbitz; 50% of Travelocity's audience also browsed Orbitz and 59% browsed Expedia; 56% of Orbitz visitors also surfed Expedia and 50% also surfed Travelocity.

Competition
We have defined competition by identifying substitutes. We defined substitutes as those services (products) similar in three areas: output characteristics, occasions for use, and geographic market. Output characteristics addresses what the service (or product) does for the consumer. Occasions for use addresses the when, where, and how it is used. While geographic market focuses on the geographic use (or consumption) of the service (product). Using these substitute criteria, the following have been defined as direct competitors to TravMatix(TM); Maps.Yahoo!, MapQuest, Google Maps, MSN MapPoint, Maps on Us, Maps, and Rand McNally as direct competitors to TravMatix(TM).


MapQuest (45% share/Map): Numerous generic drop-down links to hotels, restaurants, etc. for destinations only. Offers MapQuest Mobile that allows a subscriber to download directions to his/her phone. Their mobile directions were surprisingly the most generic directions of all the competitors. All supplemental on-site information appears to be destination oriented. Point A to Point B orientation.

Google Maps (20% share/Search Engine): Google has quickly gained the number two market share spot by leveraging its search engine dominance and creating unique map technology such as Google Earth and "draggable " maps. Point A to Point B orientation.

Yahoo!Maps (19% share/ Search Engine): In depth destination links (food, dining, recreation, entertainment, community service, shopping, travel, transportation, financial, and ATM's). Also offered an open search box. Promoted a SmartView service that offered detailed information about surrounding area (destination). Also promoted a service called, Yahoo! Local, which provides the searcher with detailed information about the immediate area of interest. All supplemental information appears to be destination oriented. Point A to Point B orientation.

MSN.Map Point (5% share/search engine): Focused map site with limited links to traffic maps, city guides, yellow pages, and weather. All supplemental links were destination oriented. Did offer a unique link to Microsoft Street (GPS). Point A to Point B orientation.

Maps on Us (4% share/Maps): Long list of links but very limited data.
Maps.com (3% share/Maps): Segment maps had to be printed separately- not part of step-by-step directions. Point A to Point B orientation.

RandMcNally (2% share/Maps): Links limited to external links at destination. Search was fill-in-the box format. Able to store addresses to create personalized listing. Point A to Point B orientation.

Also of competitive interest is that the dominant travel search engine to offer a homepage link to driving directions was Expedia.

And finally, when considering TravMatix(TM) exit focused information, roadside billboards are also competition to TravMatix(TM). TravMatix(TM) has in essence become the electronic billboard of the 21st Century- telling travelers what is ahead at the next exit.


Local Mapping Focus
As of December 2004, Google joined Yahoo! and MapQuest in the battle for local mapping services. Fueled by various business account listings such as the Yellow Pages, the three primary mapping companies have focused on providing local area mapping and business service listings. All innovations thus far have focused on local area mapping technologies such as map "dragging" and map "mash-up". No technological innovations have been developed for the highway traveler.

Map "Mashing"
"Mash-up" or "mashing" is the common technique of merging existing secondary data with map coordinates. While there are many examples of this technique in the market today-mashing aerial photography with maps, real estate listings with maps, etc.-the most common is to "mash-up" Yellow Pages information with maps. The three leading Internet mapping sites-MapQuest, Google Maps, and Yahoo! Maps- "mash-up"-Yellow Pages information with their maps to provide detailed local information.

The typical operational model used by the three leading Internet mapping sites is, as expected, to use software technology to efficiently match secondary data such as those provided by Yellow Pages with their existing maps. However, this process does not work if the data does not exist, because there is no data to "mash-up". Such is the case with highway exit information.

Current Internet mapping sites are not able to provide detailed highway exist
-----------------------------------------------------------------------------
information. They would in fact have to change their operational model to
-------------------------------------------------------------------------
provide such service.
---------------------

Local Mapping Focus via Map Mashing-Not Advantageous to the Highway Traveler The local mapping methodology places the highway traveler at a disadvantage, because there are gaps in coverage from one city to the next. For example, a vacation traveler who is traveling from Atlanta, Georgia to Orlando, Florida would be relegated to selecting facilities in or adjacent to the starting and destination cities. The only alternative-besides TravMatix(TM)-is to go city by city and try to anticipate his/her highway travel needs. This obviously is unrealistic and does little good to satisfy needs along the way-between the two cities. This also represents lost revenue opportunities for the mapping companies, because they are unable to solicit advertising revenue from millions of businesses located along the highway, between key cities.

Navigation Systems
In-Vehicle Navigation Systems
More new vehicles are coming equipped with in-vehicle navigation systems. These systems, which normally carry a $2,000+ up charge, are finding their way down to moderately priced volume cars. Consider, 52% of the models shown at the 2006 North American International Auto Show offered an on-board navigation system. These systems are loaded with a static map that when coupled with GPS information can inform the driver of his/her location turn by turn. One of the more common GPS map-tracking services is the Hertz NeverLost(TM).Which can be activated in properly equipped cars for $6. It should be noted, none of these systems offer detailed highway exit information.

The in-vehicle navigation is taking a new twist as OnStar has begun to offer a fee based model-$10 per month. Unlike factory installed OEM systems, users needing driving directions do not enter a physical address like a traditional system. Instead, they first speak to an OnStar advisor who then downloads the mapping instructions to the car.

Portable Navigation Devices
PND such as those offered by Garmin, TomTom, and others offer portability that the in-vehicle systems cannot offer. These touch screen devices come with detailed maps on SD cards. They provide turn-by-turn audio. General retail cost is $500 to $1,000. There are no monthly fees.

Yet, this market segment goes beyond the traditional PND to include virtually all cellular phones in the market. Smartphones and cellular phones with navigation capabilities are expected to generate a compounded annual growth rate of 55% and 77%, respectively.

Cell phone carriers and web search engines have also joined the driving navigation market segment. This mobile segment is divided into two dominant categories; premium and basic. The premium category is composed of the two dominant cell phone carriers; Verizon and Sprint/Nextel. The primary services that separates these two from the others-search engines-is the GPS capability and its related services such as turn-by-turn audio. Along with the premium services comes a monthly fee; most commonly $9.99. The basic market is composed of the various search engines and the service is generally free.

Among the premium carriers, Sprint/Nextel provides the most elaborate array of services. Among the basic services offered, it is interesting and relevant to note that MSN and not MapQuest provided the easiest to use and most friendly to read mobile phone service. MapQuest, the market share leader was the most difficult to operate, with many of its services still under development or virtually impossible to access.


Product Life Cycle
The product life cycle postulates (PLC), as its name implies, that products (and services) experience growth then decline as one product (or service) is replaced by another. From a management point of view, the product life cycle concept is useful in that it focuses our attention on the likely future sales pattern if there is no dynamic market change or any corrective action.

Under current conditions, the Online Travel category is considered to be in the mature stage of its PLC. Characterized by numerous players, growth equal to population growth, market penetration above 33%, and well-defined competitors controlling much of the category.

Global Positioning Systems (GPS) and local (Yellow Pages) mapping are in the earlier growth stage. Earlier yet, with the greatest growth opportunity is "granular" highway exit information. As noted earlier, both MapQuest and MSNMapPoint have developed GPS links and/or services. As such, they have begun to further differentiate their services in an effort to grow and stabilize their market shares. Yet, neither one offers highway exit information.

                                    Strategy

The focus of this section of the business plan is to succinctly identify the desired outcomes of the business plan and the required actions needed to achieve them.

Strengths, Weaknesses, Opportunities, and Threats
As with any business venture, it is important to realistically evaluate the internal Strengths and Weaknesses and the external Opportunities and Threats, which are present. Yet, it is the overlaying of the Strengths of TravMatix(TM) with the market Opportunities that provide a window into the Key Leverage Points available for market penetration. Conversely it is the overlaying of TravMatix(TM)'s Weaknesses with the identified external market Threats that provide for insights into realistic Counterpoints to the market barriers.

The Key Leverage Point for TravMatix(TM) lies in ability to capitalize on its unique highway exit information.

Strategies
The defined TravMatix(TM) strategies have been kept few and simple. This has been done in order to keep them manageable and to ensure focus on the "vital few" strategies that would have the greatest likelihood of achieving the desired impact. Strategies are:

1. Position TravMatix(TM) as the leader in highway exit information for the domestic automobile traveler.
2.   Refine and continuously protect the TravMatch technology.
3. Change current business model from fee based to advertising based to improve cash flow.

Tactics
1. Develop and implement an advertising and public relations campaign. TravMatix(TM) is in a unique position of growth because of its exit-by-exit custom information. To reach its targeted growth rate it is important that TravMatix(TM) build awareness of its unique service by developing an advertising and public relations campaign.
         Media Flight: Expenditures will heavily target the two key travel preparation months of May and June. Media flighting and press releases will also correspond with key holiday activities such as Memorial Day, Labor Day, Thanksgiving, and Christmas.

         Media: Emphasis will be given to television, direct mail, electronic email, web site banner ads, and print media targeted at specialty publications. Television will be used to build broad audience awareness and to direct viewers to the TravMatix(TM) website.

2. Design and implement new user website. As with any web-based service, the actual web site is the critical door to consumer interaction and satisfaction. TravMatix(TM) realizes this, and is currently redesigning its website to reflect it new business model, positioning, and image. Context and content have been enhanced to allow the user to customize their travel directions with their individual needs and desires. Yet, other improvements and refinements are needed to fully exploit the TravMatix(TM) opportunity. Website modifications will also extend to the cellular phone to ensure that graphics and advertising (revenue) links are appropriately formatted. (Note-much of the cellular formatting is already in place via the association with Mobile Gates.)

3. Build customer database along with data mining techniques to continuously uncover customer needs and TravMatix(TM) refinements. TravMatix(TM) will aggressively build its database of names by employing various advertising "bounce back" techniques, website customer login procedures, etc. Such data will be used to identify consumer's attitudes, interests and opinions.

4. Secure intellectual property rights for the TravMatix(TM) processes. TravMatix(TM) is aware of the competitive appeal of its unique exit-by-exit information and will continuously pursue refinements in its process. A trade secret approach has been implemented. Patent pending status three areas; TravMatch(TM), TravMatchGPS(TM), and HotelMatch(TM). Other areas are under patent review.

5. Secure a trademark for TravMatch. Trademark is being filed by the law offices of Camaranio & Associates, Louisville, Kentucky.

6. Hire a VP of Operations to further refine the TravMatix(TM) field operations. A key characteristic to the success of the TravMatix(TM) is the accurate and timely gathering of exit data. An experienced VP of Operations will be hired to oversee the implementation and refinement of the TravMatix(TM) total process, which includes TravMatch.

7. Replace customer fee based model with a more competitively sound advertising fee based program. The web-advertising model has been employed as an extension of the traditional media-broadcasting model. The TravMatix(TM) web site has begun to provide free content mixed with advertising messages in the form of banner ads and business links. (This transition from a fee based to an advertising based model is underway throughout the Internet business arena. For example, AOL has recently made such a change in its business model.)

The success of the advertising model is contingent on the development of high volume web site traffic. Thus, the initial focus will be to develop the database and site traffic via list purchase (email campaign) and an advertising pull campaign. Efforts will then be initiated to mine the names and exploit the web site traffic to generate revenue. The primary revenue generating activities are
1) web site contextual links (eg Google AdSense), 2) banner advertising links,
3) revenue sharing (eg hotel reservations), and 4) account map listing service.

8. Align organizational structure to support key strategies. Refer to Management section.

9. Immediately define and implement cost reduction programs. As a means of strengthening its financial position, TravMatix(TM) has already begun to implement cost reduction programs.

A significant change in the operational cost structure of TravMatix(TM) is the recent agreement between TravMatix(TM) and Mobile Gates in which TravMatix(TM) secures a 20% stake in Mobile Gates. Two key outcomes are generated through this transaction-operational simplicity and increased revenue.

Operations are simplified, because MapQuest is taken out of the operational equation. Mapping data once obtained from MapQuest is now obtained from MobileGates. This allows TravMatix(TM) to become more vertical- an important characteristic in a competitive environment.

10. Expand services to include cellular. Additional revenue is generated, because the MobileGates' platform provides immediate advertising access to millions of cellular phones across the USA. The MobileGates platform also offers real-time fuel and traffic updates. Thus, the combined services make the TravMatix(TM) platform the most beneficial in the market place.

Consumer Research (Highlights)
To effectively communicate the benefits of TravMatix(TM), it is important to understand the attitudes and perceptions of the domestic traveler. Therefore, TravMatix(TM) contracted the services of Strategic Insight LLC and Horizon Research International to administer a nationwide research study composed of automotive travelers who have traveled over 4 hours one way within the last 6 months. Independent research was completed during 2005.

Key Finding #1: Exit highway information is more important than traffic or weather. The automotive traveler ranked "highway exit information" as the most important from among 28 relevant factors.

Key Finding #2: Highway exit information provides peace of mind during travel. The traveler finds the information both important-more important that traffic and weather conditions-and reassuring.

Key Finding #3: Highway exit information is important to all users. Regardless of the search engine site most recently used, the user of maps and driving directions feels it is very important to have highway exit information for their use.

Key finding #4: Customized highway exit information would have consumer appeal. This factor elicited a mean score of 7.53 out of ten-indicating a strong desire from the consumer. The importance of this issue is underscored by two other factors. First, the lack of customized exit information forces the traveler to use stagnant billboards. Second, they (traveler) would use their Internet sites more if the sites were customized to their needs.


Product Benefit Matrix
In this highly concentrated market, it is important that a significant differentiated product benefit be established if there is to be any hope of gaining competitive market share.

Service Positioning and Image
Positioning: TravMatix(TM)(TM) unique exit information provides for positioning statements that reiterate this unique benefit; partner along the way. This becomes extremely relevant to people who are: traveling alone, traveling with pets, traveling with the elderly, traveling with kids, and traveling with passengers with special needs. Image: We're your travel partner from points A to B and all points in-between.

Target Audience:

         General Segment:           Online Adult Traveler
         Gender:                    Primary- Female; Secondary- Male
         Age:                               Primary- 35-54; Secondary- 55+
         Employment:                        Professional- fulltime

Key Benefit:                                Your travel partner along the way.

Key Feature:                                Exit data/information can be
                                            customized to individual's needs.
                                            (Refer to appendix for details.)

                                   Management

Structure
Initial structure will be composed of four key positions. These are President/CEO, VP Operations, VP Marketing, VP Finance, Web Manager, and Technology Manager.

Current Team
President/CEO: Randy Carpenter. In this position, Randy will provide the direction needed to oversee operations, marketing, finance, and outsourced services.

VP Finance: Duane James in this position will provide the financial guidance needed to ensure a proper cash flow and to provide critical information to the President/CEO.

VP Marketing: Lyle Hawkins in this position will provide the marketing direction for advertising, web site development and customer service activities.

Teams Gaps/Plans
VP Operations: This critical position will be quickly filled by an experienced field operations manager. This position will have responsibility for hardware technology and field operations, quality control, and outsourced personnel such as field mappers. (Target Hire: Immediate)

Technology/Hardware Manager: These operations will be brought in-house to provide control and responsiveness, which a high traffic site will require. (Target Hire: Immediate)

Web Manager: Responsible for the continued refinement of the web site to ensure that it remains fresh and productive. (Target Hire: Immediate)

Customer Service Manager: This position will be added to ensure that customer's expectations are met and that problems are resolved in a timely manner. (Target
Hire: Year 1)

Personnel Plan
Personnel hiring to fill identified key positions will coincide with the growth of site traffic. All projected salaries have been included in the business financials.

                                   Operations

Two operational areas for TravMatix(TM) are field operations and technology operations. Field operations are concerned with the annual gathering of exit data via trained mappers. Technology operations is concerned with the technological process behind the TravMatch process. Both operations are outsourced under the strict guidance of TravMatix(TM) personnel.

Location
Corporate Offices: Houston, Texas.
Operational Offices: Ashland, Kentucky

Technology Operations: A secrecy Agreement in force with
Strictly Business Computer Systems
611 Third Avenue, Suite 300
Huntington, WV  25701
www.sbcs.com
Primary contact: Mr. Michael Owens, President

Quality Control & Data Accuracy
Validation checks will be conducted by TravMatix(TM) personnel on a semi-annual basis; March and September.
                                   Financials

              Revenue Streams
The TravMatix(TM) advertising business model offers six current revenue streams per trip plan. These are: icon listing, bold identity listing, non-exit listing, hotel reservations, banner ads, and Google AdSense, These six are under the primary revenue segments of Map Listing Service, Revenue Sharing, and Contextual Ads.

Each TravMatix(TM) trip plan provides multiple highly targeted revenue streams. In essence, each highway exist across the United States becomes a revenue opportunity. These are "highway revenues" that are not be offered by any other mapping search service. Also, the various revenue streams are also available via both computer and cellular phone.

Map Listing Service: Advertising sponsorships directly linked to each corresponding exit.
o Icon Listing-Company icon is placed at each appropriate exit to increase recognition.
o    Bold Listing-Company name is highlighted in bold type.

o Non-Exit Listing-Companies of targeted interest to the end user is highlighted at the appropriate exit. (These are only company types defined by the end user to be of interest; making them one of the most highly targeted ads available on the Internet.)

Revenue Sharing: Direct link from the TravMatix(TM) site to sponsor's reservation desk. (Patent pending.)
o Hotel.com-Direct link from the hotel located at the exit to the reservation desk.

Contextual Ads: Advertisements directly linked to end user's interest.
o    Banner Ads: Full color advertisements located at top of each web page.
o    Google AdSense: Targeted ads placed along each web page.
o Interest Ads: Future revenue stream derived from TravMatix(TM) data mining efforts.

EMPLOYEES

As of October 1, 2006, the Company had 12 employees. None of the Company's employees are represented by a labor union, nor governed by any collective bargaining agreements. The Company considers relations with its employees as satisfactory.

DESCRIPTION OF PROPERTY

We presently lease 15,000 square feet of office space at 1900 West Loop South #1850, Houston, Texas 77027 and 2150 Carter Avenue, Ashland, Kentucky 41101. Our telephone number is (713) 961-3324.

LEGAL PROCEEDINGS

There are presently no legal proceedings against the Company. The Company's corporate counsel is Joseph L. Pittera, Esq. of the Law Offices of Joseph L. Pittera located at 2214 Torrance Boulevard, Suite 101, Torrance, California 90501 with telephone number (310) 328-3588 and facsimile number (310) 328-3063.

                                   MANAGEMENT


Directors and Executive Officers


Our directors, control persons and executive officers are as follows:

Name                        Age               Position
----                        ---               --------

David Carter                63                Chief Executive Officer, Director

Vince Ebuh                  58                Chairman, Director

Randy Carpenter             46                President, Director

Duane James                 48                Vice-President of Finance

Lyle Hawkins                44                Vice-President of Marketing

Bob Lowe                    73                Director


Directors serve until the next annual meeting and until their successors are elected and qualified. There are no family relationships between any of our directors or officers.


DAVID CARTER-CEO and Director- Mr. Carter is a successful 35 year entrepreneur that has started more than a dozen businesses and organizations in the areas of marketing and media, including a software company which produces Logopower (a suite of software products developed by Mr. Carter), the Telly Awards (one of the premier advertising competitions in the country), and American Corporate Identity (a publishing company which distributes books on the topic of logo design globally). Mr. Carter has conducted seminars globally, and published over 100 books through Hearst Books International on strategic topics including advertising, marketing, corporate identity and branding. He has been awarded one Clio and seven Emmy awards recognizing his achievements. Mr. Carter's education includes an AB from the University of Kentucky (1965), an MS from Ohio University School of Journalism (1967), an MBA from Syracuse University (1995, and an OPM from Harvard Business School (1998).

VINCE EBUH, Chairman and Director- Mr. Ebuh is a successful and respected petroleum-engineering consultant in Nigeria. He is a founding director of the nation's fourth largest bank, which recently completed an $430 million IPO. He was one of the first Nigerians to venture into engineering oil services. Currently, he is the Chairman and Managing Director of Petrolog International, based in London, United Kingdom; Petrolog Limited, based in Lagos, Nigeria; Petrolog de Venezuela, in Caracas, Venezuela; and President of GSR Global, Inc., based in Houston and Dallas, Texas. Mr. Ebuh received a Diploma in Industrial Relations from the University of Ibadan, Nigeria (1974), a Certificate in Business Administration from the University of Colorado (1982), a BS from Century University (1986), an MBA from Honors Century University (1987), and an OPM from Harvard Business School (1998). In addition Mr. Ebuh attended the Stanford University Advanced Management Program where he is a Life Alumni
(1993), and the the Strategic Leadership Program at Oxford University (2000).

RANDY CARPENTER - President and Director- Mr. Carpenter has over 20 years experience in sales and marketing with Corbin, Ltd. and Pietrafesa, Inc., privately held consumer goods companies. Mr. Carpenter has extensive experience in the successful development and implementation of new product launches, including joint ventures with Fortune 500 companies Fortune Brands and Reebok International. Mr. Carpenter received a BBA from the University of Kentucky
(1983).

DUANE JAMES - Vice-President of Finance- Mr. James is Vice President of Finance for the Company. Mr. James is a certified CPA, and graduated Magna Cum Laude from Morehead State University in 1984 with a BBA. Mr. James received his CPA license in 1989. Mr. James has owned and operated a successful financial services company for the past 22 years. He was recognized by Kentucky Society of CPA's for passing all parts of the CPA exam on the first attempt. Mr. James served 4 years on the national advisory council for H&R Block, the nation's largest tax preparation company. Mr. James was also elected and served as Vice-President for the National Franchise Owners Association from 2002 through 2004.

LYLE HAWKINS - Vice-President of Marketing- Mr. Hawkins is Vice-President of Marketing for the Company. Mr. Hawkins has 25 years of experience that includes various management positions at Robert Bosch Tool Corporation, Vermont American, The Coleman Company, Char-Broil (Division of WC Bradley), and Coats & Clark. He has led global assignments with European Divisions in the areas of Product Development, Global Market Transition, and Time-to-Market Project Management. Mr. Hawkins has also owned and operated his own full-service advertising agency. Mr. Hawkins holds an MBA from Bellarmine University (2000), and BS from Florida State University (1981). He is an adjunct faculty member with Indiana Wesleyan University, an active member in Southeast Volunteer Services Ministry, and a board member of City on a Hill Productions.

ROBERT G. LOWE - Director - Mr. Lowe is a member of the Board of Directors. Mr. Lowe had a successful 42-year business career in the insurance industry, retiring as Vice President and Partner of The Putnam Agency, a highly successful regional agency that was acquired by a national banking conglomerate. Mr. Lowe is a founding Director of Palmetto Heritage Bank & Trust, a successful venture in Pawleys Island, South Carolina. Mr. Lowe received a BA degree from Marshall University in 1955, and his professional accreditations include CPCU, CIC, AAI, and SIA.

Interstate Data Consultants and Advisory Board

Our scientific advisory board are as follows:

Name                        Age               Position
----                        ---               --------

Howard F. Jeter             62                Consultant and Advisor

Jeffrey Rayport             53                Consultant and Advisor

Jim Creaghan                62                Consultant and Advisor


HOWARD F. JETER - Consultant and Advisor - Ambassador Jeter retired from the State Department in 2003 after a distinguished 27-year career in the Foreign Service. He retired with the rank of Career Minister.

Ambassador Jeter is the immediate past United States Ambassador to Nigeria. He also served as Deputy Assistant Secretary of State for African Affairs, State Department Director for West African Affairs, President Clinton's Special Envoy for Liberia, and Ambassador to Botswana. Ambassador Jeter was Deputy Chief of Mission and later Charge d'Affaires in Lesotho and Namibia. He also had multi-year assignments in Tanzania and Mozambique.

Ambassador Jeter was the recipient of numerous awards and commendations, including the Presidential Meritorious Service Award, Superior Honor Awards, and several Performance Awards. He received the prestigious Bennie Trailblazer Award from Morehouse College and the International Peace and Justice Award from the Rainbow-Push Coalition. Ambassador Jeter is a member of the Council on Foreign Relations, the American Foreign Service Association, and Phi Beta Kappa. He earned his Bachelor of Arts Degree, with Honors, from Morehouse College and Masters Degrees in international relations, comparative politics, and African Studies from Columbia University and UCLA respectively. He is currently the Executive Vice-President of GoodWorks International, an international consulting and business advisory group led by Ambassador Andrew Young.

JEFFREY RAYPORT - Consultant and Advisor- Mr. Rayport is a Harvard Business Professor and CEO of Marketspace, a Monitor Consulting Group division specializing in new information technologies on service management and marketing strategies, especially in information-based and knowledge-intensive industries. Mr. Rayport is recognized as one of the brightest minds in emerging breakthrough strategies and was called a "Web Visionary" by the New York Times.

JIM CREAGHAN-Consultant and Advisor - Mr. Creaghan has over 30 years experience in governmental affairs as a Washington, D.C. based business facilitator.


Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities and Exchange Act of 1934 may require the Company's directors and officers, and persons who own more than ten-percent (10%) of the Company's common stock, to file with the Securities and Exchange Commission reports of ownership on Form 3 and reports of change in ownership on Forms 4 and 5. Such officers, directors and ten-percent stockholders are also required to furnish the company with copies of all Section 16(a) reports they file. The Company is not a public company yet, however the Company does intend to comply with the provisions of Section 16(a) of the Exchange Act.

Board of Directors

Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of stockholders, or until the successors are elected and qualified. Currently we have five directors. The bylaws of the Company permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the Board. There are no familial relationships between any of the executive officers and directors. Our officers devote their full time to the business of the Company.

Board Committees

The Board of Directors has not established an audit committee or a compensation committee. The Board establishes guidelines and standards relating to the determination of executive compensation and compensation for our other employees.

The Board of Directors has established an Advisory Board with three members. The Advisory Board is responsible for directing the Company's research and development, and management of the existing technology that is part of the Company's product line.

The Board of Directors recommends independent auditors, reviews internal financial information, reviews audit reports and management letters, participates in the determination of the adequacy of the internal accounting control system, reviews the results of audits with independent auditors, oversees quarterly and yearly reporting, and is responsible for policies, procedures, and other matters relating to business integrity, ethics and conflicts of interest.

Compensation of Directors and Officers

Directors and Officers are currently not compensated for serving on our Board of Directors and there currently are no Officer salaries.

Executive Compensation
The following table sets forth the compensation we paid for services on our behalf by directors and officers from inception May 5, 1999 through October 01, 2006:



                                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------
Annual Compensation                                                  Long-Term Compensation

                                                                      Awards       Payouts
                                                                     ------------------------------------
                                                                     Securities
Name and                                                 Other       Underlying
Principal                                                Annual        Options/     LTIP      All Other
Position              Year      Salary($)  Bonus($)  Compensation(#)   SARs (#)    Payouts   Compensation
---------------------------------------------------------------------------------------------------------
David Carter          2005/     $0            -           -                  -       -           -
CEO and               2006
Director

Vince Ebuh            2005/     $0            -           -                  -       -           -
Chairman and          2006
Director

Randy Carpenter       2005/     $0            -           -          1,800,000       -           -
President and         2006
Director

Duane James           2005/     $0            -           -            125,000       -           -
VP of Finance         2006

Lyle Hawkins          2005/     $0            -           -            500,000       -           -
VP of Marketing       2006

Robert Lowe           2005/     $0            -           -                  -       -           -
Director              2006


There are no annuity, pension or retirement benefits currently proposed to be paid to Officers, Directors, or employees in the event of retirement at normal retirement date pursuant to any existing plan provided by the Registrant.

We have no employment agreements in place at October 18, 2006.

The Company has no formal stock option plan. The Company has issued options to a number of individuals on its board of Directors as well as consultants. Those options as issued are listed above and in the table below. All options are exercisable at $0.50 per share except for Jeffrey Rayport whose options exercise price is $0.0127.

                       Equity Compensation Plan Information
                       ------------------------------------

       Plan Category           Number of Securities to      Weighted average     Number of securities
                               be issued upon exercise of   exercise price of    remaining available for
                                  outstanding options,     outstanding options,      future issuance
                                  warrants and rights      warrants and rights
                                           (a)                      (b)                    (c)
----------------------------   --------------------------  --------------------  -----------------------
Equity compensation plans                      0                  $   0                     -
approved by security holders

Equity compensation plans              3,568,313                  $   0.50                  -
not approved by security
holders

Total                                  3,568,313                (Aggregate Price)            -
                                                                  $1,784,156.50


The following table sets forth certain information concerning grants of non-plan options to the Named Executive Officers during the period from inception (May 5, 1999) to June 30, 2006:

   OPTION GRANTS FOR FISCAL YEAR ENDED DECEMBER 31, 2005 THROUGH JUNE 30, 2006

                                          Individual Grants
                        Number of            Percent of
                        Securities          Total Options
                        Underlying            granted         Exercise or
                     Options Granted        to Employees      Base Price      Expiration
Name                     (shares)           in Fiscal Year     ($/share)         Date
----------------------------------------------------------------------------------------
David Carter                    0                -                 -              -
CEO and
Director

Vince Ebuh                      0                -                 -              -
Chairman and
Director

Randy Carpenter         1,800,000                -           $     0.50           -
President and
Director

Duane James               125,000                -           $     0.50           -
VP of Finance

Lyle Hawkins              500,000                -           $     0.50           -
VP of Marketing

Robert Lowe                     0                -                 -              -
Director

Jeffrey Rayport           393,313                -           $     0.0127         -

James P. Creaghan         750,000                -           $     0.50           -


                              CERTAIN TRANSACTIONS

Interstate Data USA, Inc. (formerly Internet64.Net Inc. (A Development Stage Company) was incorporated on May 11, 1999 under the laws of the State of Kentucky. June 24, 1999 Internet64.Net, Inc. changed its name to Interstate4U.Com, Inc. On May 09, 2001 Interstate4U.com, Inc. changed its name to Interstate Data Inc. May 18, 2001 Interstate Data USA, Inc. Incorporated under the laws of the State of Delaware. On that same date Interstate Data, Inc. a Kentucky corporation merged with Interstate Data USA, Inc., a Delaware Corporation. (the surviving Corporation ) It has no operations and in accordance with SFAS # 7 is considered to be in the development stage.

On May 11, 1999 the Company issued 14,944,964 of its $.001 par value common stock, for $96,500.00 cash to the founders of the Company.

In April of 2000 issued 1,852,831 of its $.001 par value common stock for $530,000.00 cash. In May of 2000 issued 480,891 of its $ .001 par value common stock for $ 100,000.00 cash. October of 2000 the company issued 560,100 shares of common stock for $ 138,500.00 cash. In December of 2000 the company issued 161,214 shares of common stock for $ 15,000.00 cash. For the year ended December, 31, 2000 there were 18,000,000 shares of $ .001 par value common stock outstanding for the Company.

On May 21, 2001 the Company completed an unregistered private offering under the Securities Act of 1933, as amended. Relying upon the exemption from registration afforded by sections 4(2) and rule 506 of regulation D.

During May and June of 2001 the Company sold 1,140,999.00 of $ .001 par value common stock for $ 407,460.00 cash.

During the 3rd quarter of 2001 the Company sold 2,648,300 of $ .001 par value common stock for $973,000.00 cash.

During the 4th quarter of 2001 the Company sold 253,500 of $ .001 par value common stock for $97,500.00 cash.

For the year ending December 31, 2001 the Company had 22,042,799 shares of common stock outstanding.

During the 2nd quarter of 2002 the Company issued 65,000 shares of $ .001 par value common stock for $25,000.00 cash.

During the 3rd quarter of 2002 the Company issued 219,960 shares of $ .001 par value common stock for $84,600.00 cash.

During the 4th quarter of 2002 the Company issued 32,500 shares of $ .001 par value common stock for $12,500.00 cash.

For the year ending 2002 the Company had 22,360,259 shares of $ .001 par value common shares outstanding.

During the 1st quarter of 2003 the Company issued 18,200 shares of $.001 par value common stock for $7,000.00 cash.

During the 2nd quarter of 2003 the Company issued 187,000 shares of $.001 par value common stock for $70,000.00 cash.

During the 3rd quarter of 2003 the Company issued 376,000 shares of $.001 par value common stock for $140,700.00 cash.

During the 4th quarter of 2003 the Company issued 393,458 shares of $.001 par value common stock for $151,024.00 cash and 9000 shares of $.001 par value common stock for $3,500 of services.

For the year ending 2003 the Company had 23,343,917 shares of $.001 par value common shares outstanding.

During the 1st quarter of 2004 the Company issued 52,500 shares of $.001 par value common stock for $22,500.00 cash.

For the year ending 2004 the Company had 23,396,417 shares of $.001 par value common shares outstanding.

During the 1st quarter of 2005 the Company issued 20,000 shares of $.001 par value common stock for $10,000.00 cash.

During the 4th quarter of 2005 the Company issued 30,000 shares of $.001 par value common stock for $15,000.00 cash and 20,000 shares of $.001 par value common stock for $10,000 of services.

For the year ending 2005 the Company had 23,466,417 shares of $.001 par value common shares outstanding.

Interstate Data USA, Inc. a Delaware based Corporation has 80,000,000 authorized shares. Currently 23,466,417 shares are outstanding as of December 31, 2005.

The Company also has authorized 20,000,000 shares of preferred stock. As of December 31, 2005 none of which have been issued.


                             PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 1, 2006 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group:

                       Name and Address of    Number of       Percentage
Title of Class         of Beneficial Owner    Shares          of Class
--------------         -------------------    ------          --------

Common Stock           Vincent O. Ebuh        4,126,360       33.72%


Common Stock           David E. Carter        2,010,051       16.43%


Common Stock           Robert G. Lowe         1,832,003       14.98%

TOTAL                                         7,968,414

     (1)  Except as otherwise indicated, all shares are owned directly.
     (2) The number of shares reflects a 2-for-1 reverse stock split authorized by the Board March 24, 2006 and executed October 24, 2006.


1 Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange C ommission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. To the best knowledge of Interstate Data, each of the beneficial owners listed herein has direct ownership of and sole voting power and investment power with respect to the shares of our common stock, except as set forth herein.

                            DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Common Stock

Our Articles of Incorporation authorize the issuance of 80,000,000 shares of common stock, $.001 par value per share with 12,518,768 common shares outstanding. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors, in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The 12,518,768 common shares reflects a 2-for-1 reverse stock split authorized by the Board March 24, 2006 and executed October 24, 2006.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 20,000,000 shares of preferred stock. As of December 31, 2005 no shares of preferred stock have been issued.

                            SELLING SECURITY HOLDERS


This prospectus relates includes the sale of up to 5,150,354 shares of our common stock by the selling security holders named in the table below. We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this Prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.

The following table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders after the offering. The table also assumes that each selling shareholder sells all common shares listed by the shareholder's name.

The table below sets forth information as of November 20, 2006.

                                              Common Stock Owned      Percentage of Common Stock
                                                                                Owned
Name of Selling Security Holder   Prior to         Common         Prior to     After Offering
                                  Offering         Stock          Offering
                                                   Registered
Vince Ebuh                         4,126,360          200,000           33%           25%
David Carter                       2,010,051          200,000           16%           12%
Robert Lowe                        1,832,003          200,000           15%           11%
Randy Carpenter                      200,000          200,000            1.5%          *
Johnny Tooke                          52,439           52,439            *             *
Dr. Festus Fadeyi                    240,446          240,446            1.9% %        1.4
Stanley M. Tarka Jr                  281,800          281,800            2.2% %        1.7
David Apts                            93,933           93,933            *             *
Tom Wright                            46,967           46,967            *             *
Tom Burnette                         151,967          151,967            *             *
Joe Curtis                            39,448           39,448            *             *
Lauren Carter Townsend                 1,202            1,202            *             *
J.O. Anyibo                          347,867          347,867            2.7% %        2.1
Charlotte Litten                      35,000           35,000            *             *
Richard Meade                         17,500           17,500            *             *
Thomas Phipps                         17,500           17,500            *             *
Morris & Nancy Burkitt                21,000           21,000            *             *
John R. Gedeon                        35,000           35,000            *             *
Mr. & Mrs Thomas Fannin               17,500           17,500            *             *
Patricia Reed                         35,000           35,000            *             *
Charles Adams                         21,000           21,000            *             *
Thomas Pressman                       43,750           43,750            *             *
Michael Owens                         43,750           43,750            *             *
Daniel & Jenny King III               17,500           17,500            *             *
Neil & Judith Hogg                    17,500           17,500            *             *
Carter & Janet Johnson                17,500           17,500            *             *
Robert F. Powers                      70,000           70,000            *             *
Thomas Chaffin                        17,500           17,500            *             *
Dennis Klattenberg                    35,000           35,000            *             *
Heartland Insurance Agency            35,000           35,000            *             *
Darrell J. Caldwell                   17,500           17,500            *             *
William C. Elswick                    17,500           17,500            *             *
Kurt Jaenicke                         21,000           21,000            *             *
Ronald & Judith Elliott               17,500           17,500            *             *
Randall Hollingsworth                 17,500           17,500            *             *
Charles & Lois Roark                  17,500           17,500            *             *
William & Cheiketha Roark             17,500           17,500            *             *

Sun Valley C/O Greg McDonald          17,500           17,500            *             *
Roberta Duncan                        17,500           17,500            *             *
John D. & David K. Blankenship        24,000           24,000            *             *
P.J. Wonn III                         17,500           17,500            *             *
James H. Duncan                       17,500           17,500            *             *
Charles E. Chatfield                  17,500           17,500            *             *
Charles R. Lowe                       28,000           28,000            *             *
Chester E. Strother                   28,000           28,000            *             *
Richard P.A. Reames                   17,500           17,500            *             *
B&K Construction                      17,500           17,500            *             *
Richard Wagner                        21,000           21,000            *             *
Alice Wagner                          21,000           21,000            *             *
Andrew Wagner                         22,375           22,375            *             *
Lisa Wagner                           22,375           22,375            *             *
John J. Klim                         140,000          140,000            *             *
Jason Franz                           50,000           50,000            *             *
William & Rebecca Mason               26,600           26,600            *             *
Dean Gottler                           5,835            5,835            *             *
Charlotte Shannon & C. Adkins         11,665           11,665            *             *
Jacqueline D. Kelly                   26,250           26,250            *             *
Hildegard J. Webb                     35,000           35,000            *             *
Daniel B. Cunningham                  17,500           17,500            *             *
Linda S. Harris                        8,750            8,750            *             *
Paul David Griffith                   16,250           16,250            *             *
Joseph & Jamie Webber                  8,125            8,125            *             *
Francis & Cynthia McDonald             8,125            8,125            *             *
SBCS, Inc.                            16,250           16,250            *             *
Geoffrey Sheils                        8,125            8,125            *             *
Kevin A. Heath                         8,125            8,125            *             *
Ellen P. Myberg                       16,250           16,250            *             *
John & Patricia Thompson              16,250           16,250            *             *
Larry Ray Clarke                      24,700           24,700            *             *
Danny & Carol Clarke                  37,700           37,700            *             *
Sonja James                           29,250           29,250            *             *
Duane & Judi James                    72,700           72,700            *             *
Randy & Gertrude Barker               48,750           48,750            *             *
Curt Robinson                        260,000          260,000            2.0% %        1.5
Mr. & Mrs. Charles Bowen               6,500            6,500            *             *
Paul & Ann Greene                     19,500           19,500            *             *
Dr. Timothy Dixon                     13,000           13,000            *             *
Suzanna Stephens                      16,250           16,250            *             *
Charles & Pam Shavers                 16,250           16,250            *             *
Kent & Karen Ballard                  16,250           16,250            *             *
Robert Hammond                        16,250           16,250            *             *
Barbara Stevenson                     16,250           16,250            *             *
Charlene Adkins                        6,500            6,500            *             *
Davis & Burton, Inc.                  39,000           39,000            *             *
Dr. Stanford & Michelle Prescott      39,000           39,000            *             *
Dr. Roderick Tompkins                 35,000           35,000            *             *
Dr. Timothy Wheeler                   70,000           70,000            *             *
Dr. Robert & Melissa Davis            16,250           16,250            *             *
Dr. Shelly Freimark                   26,000           26,000            *             *
Dr. Mayola & William Boykin           16,250           16,250            *             *
Dr. David Goebel                      16,250           16,250            *             *
Charles Simmons                        6,500            6,500            *             *
David Porter                           7,500            7,500            *             *
Homer Wilburn                            500              500            *             *
Martha Wheeler                         5,000            5,000            *             *
Willis Parsons                         2,500            2,500            *             *
John Burton III                        2,500            2,500            *             *
Zane Meek                              5,000            5,000            *             *
Mary Lou Taylor                       15,000           15,000            *             *

Martha Daniel                          6,579            6,579            *             *
Donnie Bryan                           7,500            7,500            *             *
Joe Porter                             7,500            7,500            *             *
Jo Ellen Lyle                          2,500            2,500            *             *
Pamela Jones                           7,500            7,500            *             *
Debbie Howe                            2,500            2,500            *             *
Donald Malone                          3,900            3,900            *             *
Chris Wheeler                            500              500            *             *
Larry Baer                             6,750            6,750            *             *
Victor Swinney                         5,000            5,000            *             *
Pam Hensley                           26,000           26,000            *             *
Jennie & Michael Wallace              19,500           19,500            *             *
Chuck Griggs                           9,250            9,250            *             *
Carolyn Baer                           6,750            6,750            *             *
Georgia Jordan                           500              500            *             *
Dennis Efta                              500              500            *             *
Billy Phillips                           500              500            *             *
Buddy Hunholz                            500              500            *             *
Frank Smith                            1,250            1,250            *             *
Sam Hunt                               1,250            1,250            *             *
Thomas Cordle                          2,500            2,500            *             *
Dan Lively                             1,250            1,250            *             *
Penny Blankenship                        500              500            *             *
Gail Stokes                              500              500            *             *
Robert Russell                         1,000            1,000            *             *
Evan Russell                             500              500            *             *
Ian Russell                              500              500            *             *
Pam Stevens                            1,000            1,000            *             *
Chad Stevens                           1,000            1,000            *             *
Angela Perry                           2,500            2,500            *             *
Linda G. Smith                           500              500            *             *
Jennifer Richards                        500              500            *             *
Brian Russell                            500              500            *             *
William & Linda Chapman                1,500            1,500            *             *
James & Bobbe Stapleton               13,000           13,000            *             *
Pam Hensley                           24,000           24,000            *             *
Charles R. Lowe                       21,500           21,500            *             *
Margaret Lowe                          6,500            6,500            *             *
Catherine Lowe                         6,500            6,500            *             *
Judy Porter                           13,000           13,000            *             *
David & Robin Irvine                  16,250           16,250            *             *
Kenneth Yellowe                       10,000           10,000            *             *
Ironton SSP Credit Union              28,000           28,000            *             *
Brian James                           25,000           25,000            *             *
Paul Castle                           10,500           10,500            *             *
Sharon Castle                         10,500           10,500            *             *
Dr. Greg Craft                         5,000            5,000            *             *
Rick & Donna Porter                   10,000           10,000            *             *
Dr. Scott & Kandi Strosnider          10,000           10,000            *             *
Ed & Sharon Harmon                    10,000           10,000            *             *
Phillip Adams                          5,000            5,000            *             *
Adis O'Neill                          10,000           10,000            *             *
Robin Johnson                         10,000           10,000            *             *
Amado O'Neill                          1,000            1,000            *             *
Santa O'Neill                          1,000            1,000            *             *
Terrence McGovern                      2,000            2,000            *             *
Corbett H. Ready                       2,500            2,500            *             *
Kenneth R. Lanham                      2,000            2,000            *             *
Dr. Mark & Amy Scott                   5,000            5,000            *             *
Dr. John C. Mgbere                     8,334            8,334            *             *
Joseph N. Obiago                      50,000           50,000            *             *
Wayne Terry                            1,500            1,500            *             *

Dr. Ayodeji Oluokun                    8,334            8,334            *             *
Olatunde Oluokun                       5,834            5,834            *             *
John Munson                           50,000           50,000            *             *
Ty'Mesha Bell                          1,053            1,053            *             *
Darryl R. Stansfield                   2,106            2,106            *             *
Apollos Ikpobe                       133,334          133,334            1.0%          *
Bosah Chukwuogo                        1,667            1,667            *             *
Trevor & Tamara Schultz                1,579            1,579            *             *
Igbenehi Trust                         2,500            2,500            *             *
Freeman R. Smalley                     1,579            1,579            *             *
Timonthy W. Jefferson                  1,579            1,579            *             *
T.W. Cook                              2,632            2,632            *             *
Ovidio Zenteno                         3,158            3,158            *             *
Jared T. Stansfield                    1,579            1,579            *             *
Femi A. Olubunmi                       1,667            1,667            *             *
Lucas McDannald                        1,579            1,579            *             *
George T. Cottingham                   3,158            3,158            *             *
Olusegun A.I. Falade                  25,000           25,000            *             *
Strictly Business Computer sys        40,350           40,350            *             *
Dominic & Sherry Sammataro             5,000            5,000            *             *
Charles & Barbara Lowe                20,000           20,000            *             *
Joe & Betty Porter                     1,500            1,500            *             *
Seun Faluyi                           13,158           13,158            *             *
Mary N. Bienoseh                       7,106            7,106            *             *
Tracy L. Jackson                       1,579            1,579            *             *
Godwin Omene                          25,000           25,000            *             *
Joseph N. Obiago                      25,000           25,000            *             *
Larry & Sonja James                    7,500            7,500

TOTAL                             12,518,768        5,150,354        100%          100%

     *    Less than 1% of the issued and outstanding shares.

Plan of Distribution

The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

     * a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     * purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     * ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     * face-to-face transactions between sellers and purchasers without a broker/dealer.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

We do not intend to distribute or deliver the prospectus by means other than by hand or mail.



                                  LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Joseph L. Pittera, Esq., 2214 Torrance Boulevard, Suite 101, Torrance, California 90501.

                                    EXPERTS

The consolidated financial statements of the Company and Subsidiaries as of December 31, 2005 have been audited, and have been reviewed through March 30, 2006 by Moore & Associates Chartered, CPA, a professional corporation, certified public accountants, and have been included in this Prospectus in reliance upon the report of Michael Moore, CPA and upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at http://www.sec.gov.

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------
         PCAOB REGISTERED


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


To the Board of Directors
Interstate Data USA Inc (A Development Stage Company)
Ashland KY

We have audited the accompanying balance sheets of Interstate Data USA Inc (A Development Stage Company) as of December 31, 2004 and 2005, and the related statements of operations, stockholders' equity and cash flows from inception May 11, 1999 through December 31, 2004 and 2005 and the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interstate Data USA Inc (A Development Stage Company) as of December 31, 2004 and 2005 and the results of its operations and its cash flows from inception May 11, 1999 through December 31, 2004 and 2005 and the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company's net losses and accumulated deficit of $3,561,470 as of December 31, 2004 and 2005 raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Ashland KY
July 31, 2006



               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7511 Fax (702) 253-7501
                       ---------------------------------

                            Interstate Data USA, Inc.
                          (A Development Stage Company)
                            Statements of Operations

                                                                                                              Since Inception
                                                                                                                May 11,1999
                                                        For the Years Ended December 31                         December 31

                                                               2005                     2004                       2005


Revenues                                              $         8,508.00        $        21,221.00        $       35,296.00
                                                      ------------------        ------------------        -----------------

Expenses:

Depreciation Expense                                            2,707.00                  2,707.00                24,189.00
Amortization Expense                                           68,735.00                 68,736.00               137,471.00
General and Administrative                                    200,015.00                342,847.00             3,435,106.00

                     Total Expenses                   $       271,457.00        $       414,290.00        $    3,596,766.00
                                                      ------------------        ------------------        -----------------

Net Loss                                              $      (262,949.00)       $      (393,069.00)       $   (3,561,470.00)
                                                      ==================        ==================        =================


Basic Loss Per Share of                               $           (0.011)       $           (0.017)
Common Stock


Weighted Average number of
Common Shares Outstanding                                     23,414,751               23,390,376

                        The accompanying notes are an integral part of these financials statements.


                            Interstate Data USA, Inc.
                          (A Development Stage Company)
                                 Balance Sheets

                                                                                    December 31             December 31
                                                                                       2005                    2004
                                                                                       ----                    ----
                                     Assets

Cash                                                                                       9,026.00                2,168.00
                                                                                   ----------------        ----------------

                       Total Current Assets                                        $       9,026.00        $       2,168.00
                                                                                   ----------------        ----------------

Equipment net of accumulated depreciation                                                  2,623.00                5,330.00
                                                                                   ----------------        ----------------
                       Total Fixed Assets                                          $       2,623.00        $       5,330.00
                                                                                   ----------------        ----------------

Web Site Development net of  accumulated amortization                                     68,736.00              137,471.00
                                                                                   ----------------        ----------------

                       Total Other Assets                                          $      68,736.00        $     137,471.00
                                                                                   ----------------        ----------------

                       Total Assets                                                $      80,385.00        $     144,969.00
                                                                                   ================        ================

                      Liabilities and Stockholders' Equity

Current Liabilities

Accounts Payable                                                                          41,288.00               33,669.00
                                                                                   ----------------        ----------------

Accrued Liabilities                                                                      292,557.00              181,490.00
                                                                                   ----------------        ----------------

Notes Payable- Current-Related Parties                                                     6,900.00                6,900.00
                                                                                   ----------------        ----------------

                       Total Current Liabilities                                   $     340,745.00        $     222,059.00
                                                                                   ----------------        ----------------

Notes Payable - Related Parties                                                          291,326.00              246,647.00
                                                                                   ----------------        ----------------

Notes Payable                                                                            100,000.00              100,000.00
                                                                                   ----------------        ----------------

                       Total Liabilities                                           $     732,071.00        $     568,706.00
                                                                                   ----------------        ----------------

Stockholders Equity
Common Stock:  80,000,000 shares authorized of $0.001 par value

23,466,417 and 23,396,417 shares outstanding respectively                                 23,467.00               23,397.00
                                                                                   ----------------        ----------------

Additional Paid in Capital                                                             2,886,317.00            2,851,387.00
                                                                                   ----------------        ----------------
Perferred Stock: 20,000,000 shares authorized no shares have
been issued                                                                                      -                       -

Deficit accumulated during the development stage                                      (3,561,470.00)       $  (3,298,521.00)
                                                                                   ----------------        ----------------

                       Total Stockholders Equity ( Deficit )                       $    (651,686.00)       $    (423,737.00)
                                                                                   ----------------        ----------------

Total Liabilities and Stockholders Equity                                          $      80,385.00        $     144,969.00
                                                                                   ================        ================


                     The accompanying notes are an integral part of these financials statements.
                                                  Interstate Data USA Inc
                                              Statement of Stockholders Equity

                                               Common Stock
                                         ------------------------    Paid in        Accumulated          Total
                                           Shares       Amount       Capital          Deficit            Equity
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 1998

Issuance of shares to founders           14,944,964   $ 14,945.00      81,555.00                      $     96,500.00

Net Loss                                              $         -              -      (126,070.00)         126,070.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 1999               14,944,964   $ 14,945.00 $    81,555.00   $  (126,070.00)    $    (29,570.00)

Sales of Shares                           3,055,036      3,055.00     780,445.00                      $    783,500.00

Net Loss                                                                       -      (775,514.00)    $   (775,514.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 2000               18,000,000   $ 18,000.00 $   862,000.00   $  (901,584.00)    $    (21,584.00)

Sales of Stock                            4,042,799      4,043.00   1,473,917.00                      $  1,477,960.00

Net Loss                                                                            (1,125,555.00)    $ (1,125,555.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 2001               22,042,799   $ 22,043.00 $ 2,335,917.00   $(2,027,139.00)    $    330,821.00

Sale of Shares                              317,460        317.00     121,783.00                      $    122,100.00

Net Loss                                                                              (528,710.00)    $   (528,710.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 2002               22,360,259   $ 22,360.00 $ 2,457,700.00   $(2,555,849.00)    $    (75,789.00)

Sales of Shares                             974,658        975.00     367,749.00                      $    368,724.00
Stock Issued for Services                     9,000          9.00       3,491.00                      $      3,500.00
Net (Loss)                                                      -              -      (349,603.00)    $   (349,603.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 2003               23,343,917   $ 23,344.00 $ 2,828,940.00   $(2,905,452.00)    $    (53,168.00)

Sale of Shares                               52,500         53.00      22,447.00                      $     22,500.00

Net (Loss)                                                      -              -      (393,069.00)    $   (393,069.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 2004               23,396,417   $ 23,397.00 $ 2,851,387.00   $(3,298,521.00)    $   (423,737.00)

Sale of Shares                               50,000         50.00      24,950.00                      $     25,000.00
Stock Issued for Services                    20,000         20.00       9,980.00                      $     10,000.00

Net (Loss)                                                                            (262,949.00)    $   (262,949.00)
                                         ----------   ----------- --------------   --------------     ---------------
Balance, December 31, 2005               23,466,417   $ 23,467.00 $ 2,886,317.00   $(3,561,470.00)    $   (651,686.00)
                                         ==========   =========== ==============   ==============     ===============

        The Accompanying notes are an integral part of these statements.

                                                                       Year                      Year                 11-May-99
                                                                       Ended                     Ended               (Inception)
                                                                    December 31               December 31           to December 31
                                                                       2005                      2004                   2005
                                                                   -------------            --------------         ---------------
Operating Activities

                      Net Loss                                     $ (262,949.00)           $  (393,069.00)        $ (3,561,470.00)

                      Depreciation                                      2,707.00                  2,707.00               10,909.00
                      Amortization                                     68,735.00                 68,736.00              137,471.00
                      Stock for Services                               10,000.00                                         10,000.00
                      Increase (Decrease) in Accrued Liabilities      111,066.00                128,163.00              292,557.00
                      Increase (Decrease) in Accounts Payable           7,619.00                 (5,607.00)              41,288.00
                                                                   -------------            --------------         ---------------

Net cash provided by operating activities                             (62,822.00)              (199,070.00)          (3,069,245.00)

Investing Activities

                      Web Site Development                                                                             (206,207.00)
                      Equipment                                                                                         (13,532.00)
                                                                                                                   ---------------

Net Cash Provided by Investing Activities                                      -                         -             (219,739.00)

Financing Activities
                      Proceeds from Notes Payable                      54,424.00                202,531.00              580,157.00
                      Payments on long-term obligations                (9,744.00)               (43,643.00)            (181,931.00)
                      Proceeds from Sale of Common Stock               25,000.00                 22,500.00            2,899,784.00
                                                                   -------------            --------------         ---------------
Net cash provided by financing                                         69,680.00                181,388.00            3,298,010.00

Net cash increase (decrease)                                            6,858.00                (17,682.00)               9,026.00
Cash, Beginning of Period                                               2,168.00                 19,850.00                       -
                                                                   -------------            --------------         ---------------
Cash, End of Period                                                $    9,026.00            $     2,168.00         $      9,026.00
                                                                   =============            ==============         ===============
Supplemental Interest Paid                                             12,264.00                  5,513.00               18,904.00

               Income Taxes Paid                                   $           -            $            -         $             -



        The Accompanying notes are an integral part of these statements.

                            Interstate Data USA, Inc.
                         ( A Development Stage Company)
                          Notes To Financial Statements
                           ( December 31, 2005; 2004)



Note 1.  General Organization and Business

Interstate Data USA, Inc. (formerly Internet64.Net Inc. (A Development Stage Company) was incorporated on May 11, 1999 under the laws of the State of Kentucky. June 24, 1999 Internet64.Net, Inc. changed its name to Interstate4U.Com, Inc. On May 09, 2001 Interstate4U.com, Inc. changed its name to Interstate Data Inc. May 18, 2001 Interstate Data USA, Inc. Incorporated under the laws of the State of Delaware. On that same date Interstate Data, Inc. a Kentucky corporation merged with Interstate Data USA, Inc., a Delaware Corporation. (the surviving Corporation ) It has no operations and in accordance with SFAS # 7 is considered to be in the development stage.

Since its inception, The Company has been in the process of developing a web site containing information valuable to automobile travelers which includes, among other things, businesses and attractions located near interstate exits. The Company anticipates its revenues will be derived from offline database licensing fees and online web site advertising fees.

Note 2.  Summary of  Significant Accounting Practices

Accounting Basis
----------------

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Management Certification
------------------------

The financial statements herein are certified by the officers of the Company to present fairly, in all material respects, the financial position, results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America, consistently applied.

Cash and Cash Equivalents
-------------------------

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Earnings (Loss) per Share
-------------------------

The basic earnings (loss) per share are calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares outstanding during the year.

Basic Loss Per Share

                    For the Year Ended December 31, 2005
                    -------------------------------------
                    Loss              Shares           Per
                    Numerator         Denominator      Share Amount
                    -----------------------------------------------
                    (262,949 .00)     23,414,751       (.011)
                    =========================================

                    For the Year Ended December 31, 2004
                    -------------------------------------
                    Loss              Shares           Per
                    Numerator         Denominator      Share Amount
                    -----------------------------------------------
                    (393,069.00)      23,390,376       (.017)
                    =========================================




Dividends
---------

The company has not adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

Income Taxes
------------

Since inception the company has paid no income taxes due to continuing losses. Currently the company has a total of $ 3,561,470.00 in Net Operating Losses that are being carried forward. Corporate tax returns have been filed since 1999. A reconciliation of tax benefit amounts at the statutory federal and state income tax rates ( approximately 40%), to the net loss per the financial statements is as follows:

                                            For the            For the        From May 11,
                                            Year Ended         Year Ended     1999 (inception)
                                            December 31        December 31    Through
                                            2005               2004           December 31, 2003
                                            ---------------------------------------------------
         Benefit for income taxes at
         Statutory tax rates                $  (105,180)       $  (157,228)   $(1,162,180)
         Valuation allowance on
         deferred tax asset                     105,180            157,288      1,162,180
                                            ---------------------------------------------------
         Benefit per financial statements           -0-                -0-            -0-
                                            ===================================================

A summary of deferred tax assets, according to the temporary differences which caused them are as follows:

Net operating loss carryforwards   $ 1,424,588    $ 1,319,408    $ 1,162,180
Valuation allowance                 (1,424,588)    (1,319,408)    (1,162,180)
                                   -----------------------------------------
Net deferred tax asset             $         -    $         -    $        -
                                   =========================================

Net Income Per Common Share
---------------------------

Net income (loss) per common share is computed based on the weighted average number of common shares outstanding.


Revenue Recognition
-------------------

The Company anticipates that it will generate its revenue from two primary sources: the sale of advertising on its web site: and the licensing of the web site content. To date, the Company has generated no revenues. Advertising revenue will be recognized using the lesser of the ratio of impressions delivered over total guaranteed impressions or on a straight line basis over the term of the contract in the period the advertising is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Data licensing revenues will be recognized ratably over the term of the licensing agreement or amounts based on the number of third-party web site subscribers that use the service each month.

Web Site and Web Site Operations and Maintenance
------------------------------------------------

Costs incurred in the application and development stage have been capitalized. Costs incurred in the planning, upgrades and enhancements are generally expensed as incurred unless such upgrade or enhancement results in additional functionality. Costs of web-site maintenance, data collection, and conversion are expensed as incurred. Costs incurred for web-site hosting arrangements are expensed over the period of benefit.

During 2003 the Company developed a new web-site adding numerous enhancements and additional functionality. These enhancements and additional functionality were necessary to remain current with technology changes and the changing economy. The cost of this redesign was $ 206,207.00 which has been capitalized over three years. Implementation of new web site took place January 01, 2004.

Depreciation and Amortization
-----------------------------

Depreciation Expenses was 2,707.00 and 2,707.00 for the years of 2005 and 2004 respectively. Amortization Expenses was 68,735.00 and 68,736.00 for the years 2005 and 2004 respectively.

Depreciation and amortization are calculated over the estimated useful lives of the related assets using the straight-line method. Estimated useful lives assigned for the purposes are as follows:

                Web Site                        3 Years
                Equipment                       5 Years

Management periodically reassesses the estimated useful lives used for depreciation and amortization purposes.

Accounts Payable
----------------

Accounts Payable were $41,288.00 and $ 33,669.00 for the years 2005 - 2004 respectively.

Accrued Liabilities
-------------------

Accrued Liabilities were $ 292,557.00 and $ 181,490.00 for the years 2005 - 2004 respectively.

Included in accrued liabilities are liabilities owed to DEC., Inc for management fees and health insurance payments. DEC. Inc. is owned by David Carter. Mr. Carter is an Officer, Director, and Stockholder in Interstate Data USA, Inc. Amounts due to DEC., Inc. for these services are $ 92,100.00 and $68,463.00 For the years 2005 and 2004 respectively.

Notes Payable
-------------

Notes Payable for the years 2005 - 2004 are $ 100,000.00 and $ 100,000.00 respectively.

          a.) Interstate Data USA, Inc. has a line of credit with Town Square Bank of Ashland. This line of Credit is for a total of $100,000.00. The note currently bears interest at 9.5% annum. This note has been guaranteed by David Carter, Bob Lowe, and Randy Carpenter. All are officers and directors of Interstate Data USA, Inc.

Notes Payable to Related Parties
--------------------------------

          a.) Interstate Data USA, Inc. has notes payable to David Carter, CEO or Corporations owned by David Carter. Notes due to David Carter or Affiliates include:

                                         - 2005 -              -  2004 -
                   David E. Carter        15,000.00             15,000.00
                   DEC, Inc              103,747.00             98,609.00
                                         ----------            ----------
                   Total                 118,747.00            113,609.00
                                         ==========            ==========

               Currently these notes are not accruing interest.

          b.) Interstate Data USA, Inc. has notes payable to Randy Carpenter, President.

                                         - 2005 -              - 2004 -

                   Personal Notes        $ 66,286.00           $ 52,437.00

               Payments of $ 575.00 per month are being paid to Randy Carpenter, President.

          c.) Interstate Data USA, Inc. also has Notes Payable to Stockholders and Directors of Interstate Data USA, Inc. Notes are due to Mr. Ebuh and Mr. Lowe in the amounts of $ 88,055.00 and $25,138.00 respectively. Mr. Ebuh and Mr. Lowe own shares representing a 35% and 15% stake in Interstate Data USA, Inc. respectively. Currently these loans are not accruing interest.

                                         - 2005 -              - 2004 -
                   Vincent Ebuh           88,055.00            67,500.00
                   Robert Lowe            25,138.00            20,000.00
                                         ----------            ---------
                   Total                 113,193.00            87,500.00

Note 3.  Stockholders Equity

Common Stock
------------

In connection with the company's change to a Delaware company in 2001 and its planned offering of additional common shares, the capital structure has been reorganized from 1,000 authorized, no par value common shares at March 31, 2001, December 31, 2000 and 1999, to 80,000,000 authorized, $ .001 par value common shares. All share and per share amounts reflected in the accompanying financial statements have been retroactively restated to reflect the newly authorized and outstanding number of shares.

On May 11, 1999 the Company issued 14,944,964 of its $.001 par value common stock for $ 96,500.00 cash to the founders of the Company.

In April of 2000 issued 1,852,831 of its $.001 par value common stock for $530,000.00 cash. In May of 2000 issued 480,891 of its $ .001 par value common stock for $ 100,000.00 cash. October of 2000 the company issued 560,100 shares of common stock for $ 138,500.00 cash. In December of 2000 the company issued 161,214 shares of common stock for $ 15,000.00 cash. For the year ended December, 31, 2000 there were 18,000,000 shares of $ .001 par value common stock outstanding for the Company.

On May 21, 2001 the Company completed an unregistered private offering under the Securities Act of 1933, as amended. Relying upon the exemption from registration afforded by sections 4(2) and rule 506 of regulation D.

During May and June of 2001 the Company sold 1,140,999.00 of $ .001 par value common stock for $ 407,460.00 cash.

During the 3rd quarter of 2001 the Company sold 2,648,300 of $ .001 par value common stock for $973,000.00 cash.

During the 4th quarter of 2001 the Company sold 253,500 of $ .001 par value common stock for $97,500.00 cash.

For the year ending December 31, 2001 the Company had 22,042,799 shares of common stock outstanding.

During the 2nd quarter of 2002 the Company issued 65,000 shares of $ .001 par value common stock for $25,000.00 cash.

During the 3rd quarter of 2002 the Company issued 219,960 shares of $ .001 par value common stock for $84,600.00 cash.

During the 4th quarter of 2002 the Company issued 32,500 shares of $ .001 par value common stock for $12,500.00 cash.

For the year ending 2002 the Company had 22,360,259 shares of $ .001 par value common shares outstanding.

During the 1st quarter of 2003 the Company issued 18,200 shares of $.001 par value common stock for $7,000.00 cash.

During the 2nd quarter of 2003 the Company issued 187,000 shares of $.001 par value common stock for $70,000.00 cash.

During the 3rd quarter of 2003 the Company issued 376,000 shares of $.001 par value common stock for $140,700.00 cash.

During the 4th quarter of 2003 the Company issued 393,458 shares of $.001 par value common stock for $151,024.00 cash and 9000 shares of $.001 par value common stock for $3,500 of services.

For the year ending 2003 the Company had 23,343,917 shares of $.001 par value common shares outstanding.

During the 1st quarter of 2004 the Company issued 52,500 shares of $.001 par value common stock for $22,500.00 cash.

For the year ending 2004 the Company had 23,396,417 shares of $.001 par value common shares outstanding.

During the 1st quarter of 2005 the Company issued 20,000 shares of $.001 par value common stock for $10,000.00 cash.

During the 4th quarter of 2005 the Company issued 30,000 shares of $.001 par value common stock for $15,000.00 cash and 20,000 shares of $.001 par value common stock for $10,000 of services.

For the year ending 2005 the Company had 23,466,417 shares of $.001 par value common shares outstanding.

Interstate Data USA, Inc. a Delaware based Corporation has 80,000,000 authorized shares. Currently 23,466,417 shares are outstanding as of December 31, 2005.

The Company also has authorized 20,000,000 shares of preferred stock. As of December 31, 2005 none of which have been issued.

Note 4.  Related Party Transactions

The Company was provided with management consulting service by one of the shareholders during the period of June 1, 2002 to December 19, 2004 in the amount of $ 33,000.00.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

Note 5.  Going Concern

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in the notes to the financial statements, the Company has no established source of revenue. This raises substantial doubt about the company's ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

The Company's activities to date have been supported by equity financing. It has sustained losses in all previous reporting periods with an inception to date loss of (3,561,470.00) as of December 31, 2005. The company also has a working capital deficit of (331,719.00). Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan. In the alternative, the Company may be amenable to a sale, merger or other acquisition in the event such transaction is deemed by management to be in the best interests of the shareholders.

Note 6.  Subsequent Events

During the First Quarter of 2006 the Company sold an additional 93,000 common shares of stock to investors for $46,500.00 cash.

                                TABLE OF CONTENTS

                                                                 Page
                                                                 ----

Prospectus Summary.............................................    4

Forward-Looking Statements.....................................    7

Risk Factors...................................................    8

Capitalization.................................................   12

Use of Proceeds................................................   14

Market for Common Equity and Related Shareholders Matters......   14

Management's Discussion and Analysis or Plan of Operation......   15

Business.......................................................   18

Management.....................................................   29

Certain Transactions...........................................   34

Principal Shareholders.........................................   35

Description of Securities......................................   36

Selling Security Holders.......................................   37

Plan of Distribution...........................................   41

Legal Matters..................................................   41

Experts........................................................   41

Additional Information.........................................   42

Financial Statements...........................................   43

                                4,000,000 Shares

                            INTERSTATE DATA USA, INC.

                                   PROSPECTUS

                              _______________, 2006




                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers.

The Delaware General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. The Delaware General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. A corporation may also indemnify its directors and other agents to a greater extent than specifically required by law.

Our Articles of Incorporation, as amended, eliminate the personal liability of directors of the Company for monetary damages to the fullest extent permissible under Delaware law. Our Bylaws require that the Company, to the maximum extent permitted by Delaware law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was an agent of the Company. The term "agent" includes any person who (i) is or was a director, officer, employee or other agent of the Company, (ii) is or was serving at the request of the Company, as a director, officer, employee or agent of another business entity or (iii) was a director, officer, employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

The effect of these provisions in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and shareholders (through shareholders derivative suits on behalf of our Company) to recover monetary damages against a director except as limited by Delaware law. These provisions do not limit or eliminate the rights of our Company or any shareholders to seek non-monetary relief. In any proceeding arising by reason of the fact a person is or was an agent of the Company, the agent will be indemnified if he or she acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to the Company, unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for expenses as the court shall deem proper.

Item 25.   Other Expenses of Issuance and Distribution.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

------------------------------------------------------------------
                                                      Amount
                                                      ------
Nature of Expense
-----------------

SEC registration fee                                  $4,895.44
------------------------------------------------------------------
Accounting fees and expenses                          $7,000
------------------------------------------------------------------
Legal fees and expenses                             $10,000
------------------------------------------------------------------
Printing and related expenses                         $2,000
------------------------------------------------------------------
TOTAL                                               $23,895.44
-----                                               ----------
------------------------------------------------------------------

                                    Page II-1


Item 26.   Recent Sales of Unregistered Securities.

During the 1st quarter of 2005 the Company issued 20,000 shares of $.001 par value common stock for $10,000.00 cash.

During the 4th quarter of 2005 the Company issued 30,000 shares of $.001 par value common stock for $15,000.00 cash and 20,000 shares of $.001 par value common stock for $10,000 of services.

During the First Quarter of 2006 the Company sold an additional 93,000 common shares of stock to investors for $46,500.00 cash.


Item 27.   Exhibits and Financial Statement Schedules

Exhibit No.    Description of Document

3.1            Articles of Incorporation

3.2            Amended and Restated Articles of Incorporation

3.3            By-Laws of the Corporation

5.1            Opinion of Joseph L. Pittera, Esq.

14.1           Code of Ethics

23.1           Consent of Independent Auditor

23.2           Consent of Joseph L. Pittera, Esq. (included in Exhibit 3.1)

31.1           Certification of Chief Executive Officer Pursuant to 18 U.S.C.
               Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2           Certification of Chief Financial Officer Pursuant to 18 U.S.C.
               Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1           Certification of Chief Executive Officer Pursuant to 18 U.S.C.
               Section 1350.

32.1           Certification of Chief Financial Officer Pursuant to 18 U.S.C.
               Section 1350.

99.1           Specimen common stock certificate


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

Item 28.   Undertakings

The undersigned Registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, apost-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10 (a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ashland, Kentucky on November 20, 2006.

                            INTERSTATE DATA USA, INC.


                      By:/s/  David Carter
                         --------------------------------
                         David Carter,
                         Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



     Signature                    Title                            Date
     ---------                    -----                            ----

/s/ David Carter                Chief Executive Officer        November 20, 2006
-----------------------------   (Principal Executive Officer)
David Carter



/s/ Vince Ebuh                  Chairman                       November 20, 2006
-----------------------------
Vince Ebuh


/s/ Randy Carpenter             President                      November 20, 2006
-----------------------------
Randy Carpenter


/s/ Duane James                 Vice President Finance         November 20, 2006
-----------------------------
Duane James

/s/ Lyle Hawkins                Vice President Marketing       November 20, 2006
-----------------------------
Lyle Hawkins

/s/ Robert Lowe                 Director                       November 20, 2006
-----------------------------
Robert Lowe


--------------------------------------------------------------------------------

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